UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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REGENCY CENTERS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BLAKENEY

San Marco

NOTICE OF 2022

Annual Meeting of Shareholders and Proxy Statement

Regency Centers.

Notice of Annual Meeting of Shareholders

To Our Shareholders:

Notice is hereby given that the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Regency Centers Corporation will be held virtually, via live webcast, at www.virtualshareholdermeeting.com/REG2022 on Friday, April 29, 2022, beginning at 8:00 A.M., Eastern Time. You will be able to attend the Annual Meeting online and submit questions during the meeting by visiting the above website and following the instructions.

The meeting will be held for the following purposes:

1.	To elect as directors the 11 nominees named in the attached proxy statement, to serve until the 2023 annual meeting of shareholders and until their successors have been duly elected and qualified.

2.	To approve, in a non-binding vote, an advisory resolution approving executive compensation for fiscal year 2021.

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 10, 2022 will be entitled to vote and participate in the Annual Meeting.

Please be aware that if you own shares in a brokerage account, you must instruct your broker how to vote your shares. Nasdaq Stock Market rules do not allow your broker to vote your shares without your instructions on any of the above proposals except the ratification of the appointment of the Company’s independent registered public accounting firm. Please exercise your right as a shareholder to vote on all proposals, including the election of directors, by instructing your broker by proxy.

By Order of the Board of Directors,

Michael R. Herman

Senior Vice President,

General Counsel and Secretary

Dated: March 18, 2022

2022 ANNUAL MEETING INFORMATION:

DATE:	Friday, April 29, 2022

TIME:	8:00 A.M., Eastern Time

The Annual Meeting will be held in a virtual-only format and will be available via live webcast at www.virtualshareholdermeeting.com/REG2022

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompany your proxy materials. For further information on your participation in the virtual Annual Meeting, please refer to the “Frequently Asked Questions Regarding Our Annual Meeting” on page 53.

HOW TO VOTE:

Your vote is important. You are eligible to vote if you were a shareholder of record at the close of business on March 10, 2022.

BY INTERNET PRIOR TO MEETING www.proxyvote.com
BY INTERNET DURING MEETING www.virtualshareholdermeeting.com/REG2022

BY PHONE Call 1.800.690.6903

BY MAIL Complete, sign and return by free post

On or about March 18, 2022, we will mail to our shareholders of record on March 10, 2022 who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access this proxy statement and our annual report and vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you how to submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

REGENCY CENTERS | 2022 PROXY STATEMENT | i

| Table of Contents

ii | REGENCY CENTERS | 2022 PROXY STATEMENT

Table of Contents |

Forward-Looking Statements

Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Regency’s future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained, and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Forward-looking statements are only as of the date they are made, and Regency undertakes no duty to update its forward-looking statements except as required by law.

Our operations are subject to a number of risks and uncertainties including, but not limited to, those risk factors described in our SEC filings. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings and submissions to the SEC. If any of the events described in the risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected.

REGENCY CENTERS | 2022 PROXY STATEMENT | iii

Proxy Summary

Here we present an overview of information that you will find throughout this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Voting Matters

The following table summarizes the proposals to be voted on prior to or at our Annual Meeting and the Board’s voting recommendations with respect to each proposal.

PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE

Proposal 1: Election of 11 directors to serve for a one year term.	FOR each nominee	8

Proposal 2: Advisory Approval of the Company’s Executive Compensation.	FOR	27

Proposal 3: Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2022.	FOR	49

About Regency Centers

Regency Centers is a preeminent national owner, operator and developer of shopping centers located in suburban trade areas with compelling demographics. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers and best-in-class retailers that connect to their neighborhoods, communities and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed and an S&P 500 Index member.

Our Core Values

At Regency Centers, we have lived our values for nearly 60 years by successfully meeting our commitments to our people, our customers, our communities and our shareholders. We hold ourselves to this high standard every day. We believe our exceptional culture will continue to set us apart into the future through our unending dedication to these beliefs:

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| Proxy Summary

LONGSTANDING EXCELLENCE IN OPERATIONAL PERFORMANCE AND FINANCIAL MANAGEMENT

Regency Centers has demonstrated superior operational performance and created value for our shareholders due to our high-quality portfolio, strong balance sheet, superior asset management and development capabilities, and an exceptional team located across 22 offices nationwide. Our conservative leverage and disciplined approach to capital allocation allow us to effectively operate, acquire and develop properties throughout the business cycle. During 2021, our teams were able to pursue and execute value-add leasing transactions, acquisitions and development and redevelopment projects that will further enhance our high-quality portfolio of over 400 properties in top trade areas around the country.

2021 Business Highlights

Operational Resilience

◾	Executed 8.6M square feet of new leases and renewals, exceeding historical averages

◾	Grew occupancy to end the year with a same-property leased rate of 94.3%, driven by strong leasing and reduced tenant move-outs

◾	Recovered total NOI back to 2019 levels in 4Q

◾	Improved collections to 99% of base rents in 4Q

Investment Activity & Capital Recycling

◾	$307M of value-add development and redevelopment projects in process at year-end

◾	Continued to build our pipeline of future development and redevelopment projects

◾	Completed acquisitions of grocery-anchored centers totaling nearly $490M

◾	Sold close to $280M of non-strategic and lower-growth assets

Balance Sheet & Liquidity Strength

◾	Extended our $1.25B unsecured credit line to 2025, with full capacity available at year-end

◾	No unsecured debt maturities until 2024

◾	Trailing 12-Month Net Debt-to-EBITDA of 5.1x at year-end remains at the low end of peers

◾	Maintained S&P and Moody’s investment grade credit ratings of BBB+ and Baa1, respectively

Dividend Growth & Free Cash Flow

◾	Generated approximately $175M of free cash flow after dividend and capex

◾	Raised our quarterly common dividend by 5% in 4Q21 to $0.625 per share, after maintaining our dividend payout throughout the pandemic

◾	Dividend CAGR (compound annual growth rate) of 3.6% since 2014

2020 & 2021 Total Shareholder Return(1)

Regency Outperformed Peers by 11%

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Proxy Summary |

EXCELLENCE IN CORPORATE GOVERNANCE

Corporate Governance Highlights

Our Board and senior management are committed to best-in-class corporate governance. Following are highlights of our key governance practices and policies:

Board Structure and Independence

✓  Separate Chairman and CEO

✓  Strong Independent Lead Director

✓  9 of 11 nominated directors are independent; Audit, Compensation and Nominating and Governance Committees each entirely comprised of independent directors

✓  Executive sessions of independent directors held at every regular Board and committee meeting

✓  Diverse Board with three female directors and one ethnically diverse director

✓  No familial relationships among Board members

✓  Limits on other board service to prevent “overboarding”

✓  Mandatory director retirement age of 75 years

Shareholder Rights

✓  Annual election of directors

✓  Majority voting for directors

✓  Annual Say-on-Pay advisory vote

✓  Engaged with shareholders representing approximately 78% of our common stock during 2021

✓  Shareholders representing at least 10% of outstanding stock can call special meeting

✓  Proxy access: shareholders owning 3% of our stock for at least 3 years may nominate up to 25% of board members

✓  No “poison pill” in effect

Board Oversight

✓  Structured oversight of the Company’s corporate strategy and risk management

✓  Environmental, Social and Governance (“ESG”) strategy and initiatives and ethics and compliance program oversight by Nominating and Governance Committee

✓  Code of Business Conduct and Ethics for directors, officers and employees

✓  Cybersecurity oversight by Audit Committee

✓  Robust Board and senior management succession planning

✓  Annual self-assessment of Board and Board committee performance

✓  Nominating and Governance Committee oversight of political contributions (de minimis amounts in 2021)

Executive Compensation

✓  Annual incentives for Named Executive Officers (“NEOs”) based on corporate financial results and achievement of ESG objectives set by the Board’s Compensation Committee

✓  Long-term incentives for NEOs largely based on relative total shareholder return

✓  Stock ownership policy for directors and senior management

✓  Prohibition of hedging and pledging Company stock by officers and directors

✓  Annual risk assessment of executive compensation programs

✓  Clawback policy for officers

✓  No NEO “special grants” in 2021

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| Proxy Summary

Our Board of Directors at a Glance

Below is an overview of some of the key attributes of our nominees to the Board. Additional information can be found in the skills matrix, Board diversity matrix and biographies for each Board member under Proposal One: Election of Directors.

Board Average Age

Diversity

Board Refreshment

Tenure of Director Nominees

Our Nominees’ Skills and Experience

* Does not include one director who joined the Board as part of the 2017 Equity One merger and resigned shortly thereafter.

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Proxy Summary |

EXCELLENCE IN CORPORATE RESPONSIBILITY

Regency’s values, including the critical importance we place on corporate responsibility, are the foundation of who we are and what we do. These values drive us to implement leading ESG initiatives through our corporate responsibility program. Our program is built on four pillars and guided by our focus on three overarching concepts: long-term value creation, Regency’s brand recognition and reputation, and the importance of maintaining our unique culture.

ESG Oversight and Alignment with Business Strategy

As delegated to it by our Board, the Nominating and Governance Committee has oversight responsibility for the Company’s corporate responsibility program and ESG initiatives. Our President and CEO, Lisa Palmer, has ultimate senior management responsibility for the program and Regency’s Corporate Responsibility Committee. This Corporate Responsibility Committee, which is comprised of senior leaders from key areas of our business, is tasked with working with management’s Operating and Executive Committees to ensure that our ESG strategy and short-and long-term goals are embedded throughout the Company’s business decisions, processes and activities.

The Corporate Responsibility Committee meets at least quarterly, and its Chair reports regularly to our CEO and the Board’s Nominating and Governance Committee. Updates are also provided to the entire Board at their quarterly meetings. Our Compensation Committee reviews and evaluates progress toward our ESG-related goals as part of its determination of the annual incentive program compensation for NEOs.

Our Four Pillars of Corporate Responsibility

Our People: Our people are our most important asset, and we strive to ensure that they are engaged, passionate about their work, connected to their teams, and supported to deliver their best performance. Regency recognizes and values the importance of attracting and retaining talented individuals with different skills, backgrounds and experiences. We strive to maintain a safe and healthy workspace, promote employee well-being, and empower our employees by focusing on their training and education. We continue to advance diversity, equity and inclusion (“DEI”) throughout our organization by focusing on four key areas: Talent, Culture, Marketplace and Communities.

Ethics and Governance: As long-term stewards of our investors’ capital, we are committed to best-in-class corporate governance. To create long-term value for our stakeholders, we place great emphasis on our culture and core values, the integrity and transparency of our reporting practices, and our overall governance structure in respect of oversight and shareholder rights.

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| Proxy Summary

Our Communities: Our predominately grocery-anchored neighborhood centers provide many benefits to the communities in which we invest and operate, including significant local economic impacts in the form of capital improvements, jobs and taxes. Our local teams are passionate about supporting and engaging with our communities. They customize and cultivate our centers to create a unique environment to bring our tenants and shoppers together for the best retail experience. Further, philanthropy and giving back are cornerstones of what we do and who Regency is. Charitable contributions are made directly by the Company, and the vast majority of our employees donate their time and money to local non-profits serving their communities.

Environmental Stewardship: We believe sustainability is in the best interest of our investors, tenants, employees and the communities in which we operate, and we strive to integrate sustainable practices throughout our business. We have six strategic priorities focused on sustainable business practices and minimizing our environmental impact:

We believe these six strategic priorities are the right areas of focus to address air pollution, climate change and resource scarcity, and support our business in achieving key strategic objectives in our operations and development projects.

Our Approach to ESG Reporting and Disclosure

With a growing demand for disclosure from many stakeholders, including our investors, Regency remains committed to robust ESG-related disclosure that is transparent and systematic. We routinely engage with ESG rating organizations and investors to better understand their expectations and reflect on their priorities in considering and determining our planning and disclosure. In June 2021, we issued our fourth annual Corporate Responsibility Report and, in January 2022, we issued our second standalone Task Force on Climate-Related Financial Disclosures (TCFD) Report. Our most recent Corporate Responsibility Report was prepared in accordance with the Global Reporting Initiative (GRI) standard and aligned with the UN Sustainable Development Goals (UNSDG), Sustainability Accounting Standards Board (SASB) and TCFD frameworks. Additionally, available on our website, is our most recent EEO-1 survey. To access our Corporate Responsibility and TCFD reports, along with our other corporate responsibility reports and policies, including our strategy, goals, quantitative metrics and performance, visit our website at https://www.regencycenters.com/corporate-responsibility.

The content on our website, including our Corporate Responsibility and TCFD reports and other information related to corporate responsibility, is not incorporated by reference into this proxy statement or any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

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Proxy Summary |

EXCELLENCE IN STAKEHOLDER ENGAGEMENT

Our engagement with a wide variety of stakeholders enables our success in owning, operating, developing and generating value from our national portfolio of predominantly grocery-anchored shopping centers. Throughout the COVID-19 pandemic, our teams have continued to place a priority on safe and continuous engagement.

Stakeholder Group	Engagement Approach	Topics of Discussion

Shareholders, Bondholders & Lenders

◾  Transparent information sharing via company filings, including enhanced operational results  disclosure throughout the COVID-19 pandemic

◾  Actively communicated with shareholders representing approximately 78% of our common  stock

◾  One-on-one and group meetings, calls and property tours with individuals and institutions

◾  Direct dialogue through quarterly earnings conference calls

◾  Interactions facilitated via industry associations and sell-side analyst conferences

◾  Direct feedback through perception studies

Company goals and strategic objectives, performance and expectations; DEI; transparent disclosure; corporate governance; other ESG initiatives

Employees

◾  Employee committees and focus groups on DEI initiatives and actions, including employee resource  groups

◾  Annual engagement surveys and review of results and feedback

◾  Direct dialogue through employee review meetings, company-wide town hall meetings and Q&A  sessions with the Executive Committee

◾  Formal third-party reporting mechanisms to raise any ethnical and compliance concerns

DEI, health and safety; employee satisfaction, benefits and compensation; career development and training

Co-Investment Partners	◾ Dedicated Co-Investment Portfolio management team ◾ Proactive and regular one-on-one dialogue ◾ Property tours, monthly financial calls and quarterly leasing calls	Property performance and expectations; ESG initiatives

Tenants

◾  Extensive tenant resources made available during the COVID-19 pandemic and thereafter

◾  Worked closely with tenants to provide operational and payment flexibility during the pandemic

◾  Direct feedback via annual tenant survey and focus groups

Tenant operations; flexibility and performance; property maintenance; health and safety; sustainable building practices

Communities

◾  One-on-one dialogue with local and regional planning agencies, municipal boards, permitting  authorities and community groups

◾  Direct dialogue through open houses and town halls

◾  Volunteer and financial support

Project-specific information; community interests and needs; curated merchandising and place-making

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| Proposal One: Election Of Directors

Proposal One: Election Of Directors

Our Articles of Incorporation provide for the number of directors to be fixed pursuant to our bylaws, subject to a minimum of three and a maximum of fifteen. As of the date of this proxy statement, our Board has twelve directors. All nominees were elected as directors by shareholders at the 2021 annual meeting with the exception of James H. Simmons, III, who was added to the Board after the 2021 annual meeting. Joseph F. Azrack will not stand for re-election this year, as he will have reached the mandatory retirement age of 75 pursuant to our Corporate Governance Guidelines; all other directors have been nominated to stand for re-election at the 2022 annual meeting. The Board will consist of eleven directors after the 2022 annual meeting. All directors elected at the meeting will serve until the 2023 annual meeting and until their successors are elected and qualified.

The accompanying proxy will be voted for the election of each of the Board’s nominees unless a shareholder directs otherwise. Each nominee is presently available for election. If any nominee should become unavailable, which is not currently anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our Board of Directors or our Board may reduce the size of the Board and number of nominees.

Information about each of the nominees, including biographies, is set forth below and on the following pages.

Our Board of Directors recommends a vote “FOR” the election of each of its nominees.

Our Director Nominees

You are being asked to vote on the election of the eleven director nominees listed below. Directors are elected by a majority of votes cast. Each nominee is independent except for Mr. Stein (Executive Chairman) and Ms. Palmer (President and CEO). Upon election of these Directors at the Annual Meeting, the Directors shall hold the committee memberships and chair positions as follows:

			Committee Membership

Name and Primary Occupation	Age	Director Since	Audit	Compensation	Nominating and Governance	Investment

Bryce Blair Chairman of PulteGroup, Inc. and Principal of Harborview Associates, LLC	63	2014			🌑	¶

C. Ronald Blankenship Lead Director of the Board and Director of Civeo Corporation	72	2001	🌑			🌑

Deirdre J. Evens Executive Vice President and General Manager, IT Asset Lifecycle Management of Iron Mountain	58	2018	🌑	¶

Thomas W. Furphy Chief Executive Officer and Managing Director of Consumer Equity Partners	55	2019	🌑	🌑

Karin M. Klein Founding Partner of Bloomberg Beta	50	2019	🌑		🌑

Peter D. Linneman Principal of Linneman Associates	70	2017	🌑		🌑

David P. O’Connor Managing Partner of High Rise Capital Partners, LLC	57	2011		🌑	¶

Lisa Palmer President and Chief Executive Officer of Regency Centers Corporation	54	2018				🌑

James H. Simmons, III Chief Executive Officer and Founding Partner of Asland Capital Partners	55	2021		🌑		🌑

Martin E. Stein, Jr. Executive Chairman of the Board and Former Chief Executive Officer of Regency Centers Corporation	69	1993				🌑

Thomas G. Wattles Former Chairman of DCT Industrial Trust	70	2001	¶			🌑

🌑 Member      ¶ Committee Chair           Audit Committee Financial Expert

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Proposal One: Election Of Directors |

Director Nominees Qualifications

The following skills matrix and biographies of our nominees contain information regarding each person’s qualifications, experience, self-identification, other director positions held currently or at any time during at least the last five years and information regarding involvement in certain legal or administrative proceedings, if applicable. The biographies also reflect the committee memberships the nominees will hold upon their election. In addition, a Board Diversity Matrix can be found on page 18. We believe that each nominee possesses the core competencies that are expected of all directors, namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of our shareholders.

SKILLS/EXPERIENCE

BUSINESS/STRATEGIC LEADERSHIP “C Suite” experience (CEO, CFO, COO or similar) or sub “C Suite” experience as division president or functional leader within a substantial organization.

REAL ESTATE/REIT

Experience in a significant organization where the ownership, operation and development of real estate is integral to the business; or knowledge and experience in issues facing real estate investment trusts.

CAPITAL MARKETS/INVESTMENTS Experience in equity, debt and capital markets, generally.

CONSUMER RETAIL Experience in a consumer driven or technology related retailer.

CORPORATE GOVERNANCE/PUBLIC BOARD

Experience serving as a public company director (other than Regency Centers) and demonstrated understanding of corporate governance standards and practices in public companies.

FINANCIAL/ACCOUNTING*

Experience as a public company senior leader with significant financial responsibilities (e.g. CEO or CFO) or able to qualify as an Audit Committee Financial Expert under SEC rules.

HUMAN CAPITAL Experience managing a large and diverse workforce with involvement in benefits, compensation and incentive planning.

TECHNOLOGY/CYBER Significant experience with or oversight of innovation, technology, information systems and data management.

*All of our directors are “financially literate” as defined by SEC rules.

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| Proposal One: Election Of Directors

Bryce Blair Age: 63 Director Since: 2014

Professional Experience:

Mr. Blair, a graduate of the University of New Hampshire, holds an M.B.A. from Harvard Business School. He serves as Chairman of PulteGroup, Inc., one of the largest home builders in the U.S., and is a member of the Advisory Board of Navitas Capital, a venture capital firm focused on technology for the real estate sector. Mr. Blair serves as the principal of Harborview Associates, LLC, which holds and manages investments in various real estate properties. Mr. Blair served as Chairman, from 2017 to 2021, and director, from 2013 to 2021, of Invitation Homes, Inc. He has served as Chairman, from 2002 to 2013, and Chief Executive Officer, from 2001 to 2012, of AvalonBay Communities, Inc., a real estate investment trust focused on the development, acquisition and management of multi-family apartments. Mr. Blair also serves on the Advisory Board of the Boston College Center for Real Estate and Urban Action and the Advisory Board of Home Start, a non-profit focused on ending homelessness in the greater Boston area. He previously served on the Advisory Board of the MIT Center for Real Estate. Prior to the formation of Avalon Properties in 1993, Mr. Blair was a partner with Trammell Crow Residential. Mr. Blair also previously served as senior advisor to McKinsey and Co. and previously served as a part time faculty member at Boston College. Mr. Blair is a past Chairman of National Association of Real Estate Investment Trusts (“Nareit”), where he also served on the Executive Committee and the Board of Governors. He is a past member of ULI where he served as a Trustee and was past Chairman of the Multi-Family Council. Mr. Blair is a past member of the Young Presidents Organization and a former member of the World Presidents Organization.

Board Committees ◾ Nominating and Governance ◾ Investment Other public company boards ◾ PulteGroup, Inc.

Principal occupation or employment

◾  Chairman of PulteGroup, Inc. and the Principal of Harborview  Associates, LLC

Qualifications

Extensive experience in real estate development and investment. Strong background in corporate strategy and corporate governance.

C. Ronald Blankenship Lead Director Age: 72 Director Since: 2001

Professional Experience:

Mr. Blankenship, a graduate of the University of Texas, is a certified public accountant. Mr. Blankenship served as the President and Chief Executive Officer of Verde Realty in January 2009 and assumed the additional role of its Chairman from January 2012 to December 2012. Prior to 2009, he served in various executive and director capacities at Security Capital Group and Archstone Communities Trust. He serves as a director of Civeo Corporation, a provider of work-force accommodations. He formerly served as trustee of Prologis Trust and director of Archstone Communities Trust, BelmontCorp, InterPark Holdings Incorporated, Storage USA, Inc., CarrAmerica Realty Corporation and Macquarie Capital Partners, LLC. Mr. Blankenship serves as a director of Pacolet-Miliken Enterprises, Inc., a private investment company, Berkshire Residential Investments, a private real estate investment management company, and Merit Hill Holdings, LP, a privately held owner and operator of self-storage facilities. While he was with Security Capital Group, Security Capital Group had controlling interests in eighteen public and private real estate operating companies, eight of which were listed on the NYSE. Prior to joining Security Capital, Mr. Blankenship was a regional partner at Trammell Crow Residential and was on the management Board for Trammell Crow Residential Services. Before Trammell Crow, Mr. Blankenship was the Chief Financial Officer and President of office development for Mischer Corporation, a Houston-based real estate development company.

Board Committees ◾ Audit ◾ Investment Other public company boards ◾ Civeo Corporation

Principal occupation or employment

◾  Former President and Chief Executive Officer of Verde Realty

Qualifications

Extensive background in real estate development, acquisitions, financing and operations. Extensive experience in public company governance, the REIT industry, strategic planning, capital allocation, human capital management and executive compensation.

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Proposal One: Election Of Directors |

Deirdre J. Evens Age: 58 Director Since: 2018

Professional Experience:

Ms. Evens, a graduate of Cornell University, currently serves as Executive Vice President and General Manager, IT Asset Lifecycle Management of Iron Mountain. Prior to that, she served as Executive Vice President and General Manager, North America, Records and Information Management of Iron Mountain. Prior to that, she served as its Chief of Operations from January 2018 to June 30, 2018 and as its Chief People Officer and Executive Vice President from July 21, 2015 to January 2018. Prior to her service with Iron Mountain, Ms. Evens served as an Executive Vice President of human resources at Clean Harbors, Inc. from 2011 to July 2015, overseeing all aspects of human resources and employee development for a global workforce of more than 13,000 employees. From 2007 to 2011, Ms. Evens served as Executive Vice President of corporate sales & marketing for Clean Harbors. Prior to her service with Clean Harbors, Ms. Evens served as Senior Vice President of member insight at BJ’s Wholesale Club from 2006 to 2007 and held a series of positions of increasing responsibility at Polaroid Corporation from 1986 to 2006, including her role as Senior Vice President of strategy.

Board Committees ◾ Audit ◾ Compensation Other public company boards ◾ None

Principal occupation or employment

◾  Executive Vice President and General Manager, IT Asset Lifecycle  Management of Iron Mountain

Qualifications

Strong background in corporate strategy, global risk, addressing technological change, cyber issues, sales, general management, marketing and human capital management.

Thomas W. Furphy Age: 55 Director Since: 2019

Professional Experience:

Mr. Furphy, a graduate of Hartwick College, currently serves as Chief Executive Officer and Managing Director of Consumer Equity Partners, a venture capital and venture development firm. He also serves as Chairman and Chief Executive Officer of Replenium, Inc., a private e-commerce software company. Prior to that, Mr. Furphy served as Vice President of Consumables and AmazonFresh at Amazon from 2005 to 2009, where he was responsible for the underlying strategy, development and execution of the company’s grocery and health and beauty businesses. Prior to Amazon, Mr. Furphy was the founder and Chief Executive Officer of Notiva, a leading provider of web-based trade settlement software for retailers and their trading partners. Prior to Notiva, from 1991 to 1999, he held various senior management roles at Wegmans Food Markets. Mr. Furphy also serves as Chairman and Chief Executive Officer of Ideoclick, Inc., a full service ecommerce private agency. He previously served as a board member of BevyUp, a private digital retail-selling platform, which was acquired by Nordstrom in March 2018. He previously served as a board member of Fairway Group Holdings Corp., a private parent company of Fairway Market, a grocery store operator.

Board Committees ◾ Audit ◾ Compensation Other public company boards ◾ None

Principal occupation or employment

◾  Chief Executive Officer and Managing Director of Consumer Equity  Partners

Qualifications

Extensive experience in retail, addressing technological change, cyber issues, marketing, finance and leadership.

REGENCY CENTERS | 2022 PROXY STATEMENT | 11

| Proposal One: Election Of Directors

Karin M. Klein Age: 50 Director Since: 2019

Professional Experience:

Ms. Klein, a graduate of the University of Pennsylvania, holds an M.B.A from the Wharton School of University of Pennsylvania. She serves as the founding partner of Bloomberg Beta, a venture capital firm which invests in technology companies that help businesses work smarter, with a focus on machine intelligence, since 2013. Prior to launching Bloomberg Beta, Ms. Klein was responsible for strategy and business development for Bloomberg L.P. from 2010 to 2013 including serving as head of new initiatives. Prior to Bloomberg, from 2000 to 2010, Ms. Klein served in various roles at Softbank Corp., a multinational telecommunications and technology company, including the role of director of corporate development. Before Softbank, she also held investing and operating roles at several investment companies and co-founded a children’s education business. She serves as a director of Paramount Group, Inc., and formerly served as a member of the Board of Trustees of Harvey Mudd College.

Board Committees ◾ Audit ◾ Nominating and Governance Other public company boards ◾ Paramount Group, Inc.

Principal occupation or employment

◾  Founding Partner of Bloomberg Beta

Qualifications

Extensive experience in media, addressing technological change, cyber issues, investments, finance, accounting, strategy and leadership.

Peter D. Linneman Age: 70 Director Since: 2017

Professional Experience:

Dr. Linneman holds both an M.A. and a doctorate degree in economics from the University of Chicago. He served on the Board of Equity One, Inc. from 2000 until its merger with us in 2017. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and affiliated entities. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business and is currently an Emeritus Albert Sussman Professor of Real Estate. He serves as an independent director of AG Mortgage Investment Trust, Inc., Paramount Group, Inc., and Equity Commonwealth. Dr. Linneman served as a director of Bedford Property Investors, Inc., Atrium European Real Estate Ltd. and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. He was also Chairman of Rockefeller Center Properties.

Board Committees ◾ Audit ◾ Nominating and Governance Other public company boards ◾ AG Mortgage Investment Trust, Inc. ◾ Paramount Group, Inc. ◾ Equity Commonwealth

Principal occupation or employment

◾  Principal of Linneman Associates and affiliated entities

Qualifications

Extensive experience in financial and business advisory services and investment activity. Experience as a member of numerous public and private boards, including many real estate companies.

12 | REGENCY CENTERS | 2022 PROXY STATEMENT

Proposal One: Election Of Directors |

David P. O’Connor Age: 57 Director Since: 2011

Professional Experience:

Mr. O’Connor, a graduate of the Carroll School of Management at Boston College, holds an M.S. degree in real estate from New York University. Mr. O’Connor serves as managing partner of High Rise Capital Partners, LLC and non-executive Co-Chairman of HighBrook Investment Management, LP, a real estate private equity firm. He was the co-founder and senior managing partner of High Rise Capital Management, L.P., a real estate securities hedge fund manager which managed several funds from 2001 to 2011. Mr. O’Connor serves as director of Prologis, Inc., a global leader in industrial real estate, and served as director of Paramount Group, Inc., an owner-operator and manager of high-quality office properties from November 2014 to June 2018. From 1994 to 2000, he was principal, co-portfolio manager and Investment Committee member of European Investors, Inc., a large dedicated REIT investor. He serves on the Board of Trustees of Boston College, the Investment Committees of endowments for Boston College and Columbia University (Teacher’s College) and serves on the Executive Committee of the Zell/Lurie Real Estate Center at the University of Pennsylvania’s Wharton School. Mr. O’Connor also serves as a national trustee of PGA REACH, the charitable foundation of the PGA of America. He is a frequent speaker at REIT investment forums and conferences and has served as an adjunct instructor of real estate at New York University.

Board Committees ◾ Compensation ◾ Nominating and Governance Other public company boards ◾ Prologis, Inc.

Principal occupation or employment

◾  Managing Partner of High Rise Capital Partners, LLC and  Non-Executive Co-Chairman of HighBrook Investment Management,  LP

Qualifications

Extensive experience as a successful real estate securities investor as well as hedge fund manager. Strong background and experience in real estate securities and capital markets.

Lisa Palmer Age: 54 Director Since: 2018

Professional Experience:

Ms. Palmer, a graduate of the University of Virginia, holds an M.B.A. from the Wharton School of the University of Pennsylvania. Ms. Palmer became our Chief Executive Officer on January 1, 2020, and has served as our President since January 1, 2016 to date. Previously, she served as our Chief Financial Officer from January 2013 to August 12, 2019. Prior to that, she served as Senior Vice President of capital markets from 2003 until 2013. She served as senior manager of investment services in 1996 and assumed the role of Vice President of capital markets in 1999. Prior to joining our Company, Ms. Palmer worked with Accenture, formerly Andersen Consulting Strategic Services, as a consultant and financial analyst for General Electric. She serves as a director of the Jacksonville Branch of the Federal Reserve Bank of Atlanta and Brooks Rehabilitation, a private healthcare organization. She is also a board member of United Way of Northeast Florida, an executive board member of Nareit, a member of ULI, and a member of the International Council of Shopping Centers (“ICSC”). She previously served as a director of ESH Hospitality, Inc., a subsidiary of Extended Stay America, Inc.

Board Committees ◾ Investment Other public company boards ◾ None

Principal occupation or employment

◾  Our Chief Executive Officer since January 1, 2020 and President since  January 1, 2016

Qualifications

Extensive knowledge of the shopping center and real estate industries along with finance and capital markets, operations, public board strategy and governance.

REGENCY CENTERS | 2022 PROXY STATEMENT | 13

| Proposal One: Election Of Directors

James H. Simmons, III Age: 55 Director Since: 2021

Professional Experience:

Mr. Simmons, a graduate of Princeton University, holds an M.S. from Virginia Tech and an M.B.A. from Northwestern University. Mr. Simmons currently serves as Chief Executive Officer and Founding Partner of Asland Capital Partners, an institutional investment management platform, serving as head of the investment committee with responsibility for the strategic direction and investment strategy of the firm. Prior to Asland, Mr. Simmons served as a Partner at Ares Management, a global alternative investment manager, from 2013 to 2018. He also served as a Partner at Apollo Real Estate Advisors from 2002 to 2013. Prior to Apollo, Mr. Simmons served as Chief Executive Officer and Chief Investment Officer of the Upper Manhattan Empowerment Zone Development Corporation. He also has served as a director of Apollo Strategic Growth Capital (NYSE: APSG) since 2020, and currently serves as vice-chair of the Real Estate Executive Council, and as a director of the Greater Jamaica Development Corporation.

Board Committees ◾ Compensation ◾ Investment Other public company boards ◾ Apollo Strategic Growth Capital

Principal occupation or employment

◾  Chief Executive Officer and Founding Partner of Asland Capital  Partners

Qualifications

Extensive knowledge of and experience in real estate development, transactions and operations. Strong experience in finance, marketing, strategy and leadership.

Martin E. Stein, Jr. Executive Chairman Age: 69 Director Since: 1993

Professional Experience:

Mr. Stein, a graduate of Washington and Lee University, holds an M.B.A. from Dartmouth College’s Tuck School of Business. Mr. Stein has been our Executive Chairman of the Board since January 1, 2020, having served as a director of the Board since 1993 and its Chairman since 1998. Mr. Stein served as Chief Executive Officer from our initial public offering in 1993 until December 31, 2019. He was our President and Chief Executive Officer from 1993 until 1998 and president of our predecessor real estate division beginning in 1981 and Vice President from 1976 to 1981. He is a director of FRP Holdings, Inc., a publicly held real estate company. He served as past Chairman of Nareit, and is a member of ULI, ICSC and the Real Estate Roundtable. Mr. Stein is a former trustee of Washington and Lee University and ULI.

Board Committees ◾ Investment Other public company boards ◾ FRP Holdings, Inc.

Principal occupation or employment

◾  Our Executive Chairman of the Board

Qualifications

Extensive experience in real estate development, acquisitions, financing and operations. Strong knowledge of the REIT industry, strategic planning, capital allocation, people management and executive compensation.

14 | REGENCY CENTERS | 2022 PROXY STATEMENT

Proposal One: Election Of Directors |

Thomas G. Wattles Age: 70 Director Since: 2001

Professional Experience:

Mr. Wattles, a graduate of Stanford University, holds an M.B.A. from the Stanford Graduate School of Business. He consults for a private equity firm that specializes in real estate. Mr. Wattles serves as a director of Advance Real Estate, a privately held industrial real estate company in Mexico City and Delin Property, a European industrial real estate company. Mr. Wattles served as a director of Columbia Property Trust from 2013 to 2021. Mr. Wattles served as Executive Chairman of DCT Industrial Trust, a publicly held industrial property REIT, from 2003 to May 2016, and then served as Chairman Emeritus from May 2016 to August 2018. Mr. Wattles was a principal of both Black Creek Group and Dividend Capital Group LLC, each a real estate investment management firm, from 2003 to 2008. He served as Chief Investment Officer of Security Capital Group from 1997 to 2002. Mr. Wattles was managing director, then Co-Chairman and Chief Investment Officer of ProLogis, Inc. from 1992 to 1997. Mr. Wattles has previously served as a director of Prologis, Inc., Interpark Holdings Incorporated and Security Capital European Realty. At Security Capital Group, he oversaw capital deployment and investments in multiple public and private operating platforms with focus on retail, industrial, parking, manufactured housing and European office sectors. While Mr. Wattles was with Security Capital Group, Security Capital Group had controlling interests in eighteen public and private real estate operating companies, eight of which were listed on the NYSE.

Board Committees ◾ Audit ◾ Investment Other public company boards ◾ None

Principal occupation or employment

◾  Former Chairman of DCT Industrial Trust and Columbia Property  Trust

Qualifications

Extensive experience in the REIT industry, including cross-border experience. Strong background in real estate development, acquisitions, finance and operations. Significant knowledge of capital allocation, strategic planning and accounting.

REGENCY CENTERS | 2022 PROXY STATEMENT | 15

| Corporate Governance

Corporate Governance

Corporate Governance Guidelines

Our Board has adopted a set of Corporate Governance Guidelines (“CGGs”), which describe the Board’s responsibility for oversight of the business and affairs of the Company as well as guidelines for determining director independence and consideration of potential nominees to the Board. Our CGGs are found on the Company’s website at www.regencycenters.com. Our Board, directly and through its Nominating and Governance Committee, regularly reviews developments and best practices in corporate governance and makes modification to the CGGs, committee charters and other key governance documents, policies and practices as necessary or desirable.

Director Independence

Our Board of Directors has determined that nine of its eleven nominated directors (Bryce Blair, C. Ronald Blankenship, Deirdre J. Evens, Thomas W. Furphy, Karin M. Klein, Peter D. Linneman, David P. O’Connor, James H. Simmons, III and Thomas G. Wattles), or 82%, are “independent” as defined by applicable Nasdaq Stock Market listing standards. The Board annually reviews all commercial and charitable relationships of directors and determines whether directors meet these applicable independence tests. To assist in making these determinations, the Board has adopted a set of independence standards, which are set forth in the Company’s CGGs, which meet or exceed the Nasdaq Stock Market listing standards.

Board Leadership Structure

The roles of Executive Chairman of the Board and Chief Executive Officer are currently separate. Our Board does not have a formal policy on whether the same person should serve in both roles at the same time and believes that it should have the flexibility to periodically determine the leadership structure that it believes is in the best interest of the Company and its shareholders.

Since January 1, 2020, Mr. Stein has served as Executive Chairman of the Board given his extensive history with the Company and vast knowledge of the real estate industry. Ms. Palmer serves as Chief Executive Officer and as a member of the Board. Pursuant to the CGGs, if the Chairman is also an employee of the Company (as Mr. Stein is, as Executive Chairman), the Board shall elect an independent Lead Director. Mr. Blankenship was appointed Lead Director in 2019.

Role of Independent Lead Director

The independent Lead Director serves as the principal liaison between the Executive Chairman of the Board and the independent directors, presides at the executive sessions of independent directors at each Board meeting and other meetings of independent directors, helps lead the annual evaluation of the Executive Chairman and the Chief Executive Officer, and performs such other duties as may be assigned or requested by the Board. Both the Executive Chairman and the Chief Executive Officer consult routinely with the independent Lead Director on board agendas, substantive board issues and on strategic and significant business issues facing the Company.

See “Shareholder Proposals and Communications with the Board of Directors” for information on how to communicate with Mr. Blankenship or any of the other independent directors.

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Corporate Governance |

Meetings of Board of Directors

Our Board held four regular meetings and eight special meetings during 2021. All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 2021.

Directors are encouraged to attend each Annual Meeting of Shareholders. However, we do not have a formal policy requiring their attendance. All of our directors elected at the 2021 annual meeting attended the 2021 annual meeting.

All directors attended at least 75% of all meetings of the Board and Board committees on which they served during 2021.

Executive Sessions of Independent Directors

The independent directors hold regularly scheduled executive sessions of the Board and its committees without senior management (nor the non-independent directors) present. These executive sessions are chaired by the independent Lead Director (at Board meetings) or by the committee chairs (at committee meetings), all of whom are independent directors. The independent directors met in executive session at all of the regularly scheduled Board and committee meetings held in 2021.

Board Membership

The Nominating and Governance Committee assists the Board of Directors in establishing criteria and qualifications for potential Board members. The committee identifies individuals who meet such criteria and qualifications to become Board members and recommends to the Board such individuals as potential nominees for election to the Board.

In addition, after consideration of the skills matrix set forth on page 9, diversity matrix on page 18 and other needs of the Board, the committee seeks competencies, attributes, skills and experience that will complement and enhance the Board’s existing make-up, while taking into account expected retirements, to best facilitate Board succession, transition and effectiveness. The committee evaluates each individual in the context of the Board as a whole, to recommend a group that can best continue the success of our Company.

Directors may not be nominated or stand for re-election after reaching age 75, unless the Board elects to waive this limitation.

Succession Planning, Board Refreshment and Diversity

The mix of skills, experiences, backgrounds, tenures and competencies, as well as the continuity of our Board, has been integral over time to the success of our Company. To ensure that this mix is maintained and enhanced, our Board has established a succession planning process. After initially adopting a formal succession plan in 2014, this plan has since been revisited and revised multiple times by the Board. A review of the Board succession plan is part of the annual agenda of both the Nominating and Governance Committee and the full Board.

Our Nominating and Governance Committee evaluates the specific personal and professional attributes of each director candidate versus those of existing Board members to ensure diversity of competencies, experience, personal history and background, thought, skills and expertise across the full Board. While our Nominating and Governance Committee has not adopted a formal diversity policy in connection with the evaluation of director candidates or the selection of nominees, active and intentional consideration is also given to diversity in terms of gender, ethnic background, age and other similar attributes that could contribute to Board perspective and effectiveness. Our Board currently has three female directors and, in 2021, the Board appointed James H. Simmons, III to our Board. In addition to his extensive qualifications and experience in the real estate industry, Mr. Simmons brings ethnic diversity to the Board.

The committee also continually assesses diversity through its annual succession plan review, annual evaluation of Board structure and composition, and annual Board and committee performance self-assessment process. The committee and the Board believe that fostering Board diversity best serves the needs of the Company and the interests of its shareholders, and it is one of the key factors considered when identifying individuals for Board membership. We believe that diversity with respect to gender, ethnicity, tenure, experience and expertise is important to provide both fresh perspectives and deep experience and knowledge of the Company.

REGENCY CENTERS | 2022 PROXY STATEMENT | 17

| Corporate Governance

Over the past several years, the Board has significantly refreshed itself, reflecting a balanced and diverse group of skilled, experienced directors with varied perspectives and backgrounds, as reflected on the skills matrix, diversity matrix and nominee biographies. The Board’s 2021 succession plan reflects the same objectives. Accomplishments of the Board’s succession planning process since 2015 include:

Increased gender diversity, with three women currently on the Board. One serves as CEO and another as Chair of the Board’s Compensation Committee.

Ethnic diversity, by appointing an ethnically diverse director in 2021.

Reduced average Board tenure from 14 years in 2015 to 10 years currently. Since 2015, five long-tenured directors have retired and seven new directors have joined the Board. 55% of our nominated directors (6 of 11) have five or fewer years of tenure.

Reduced average age of directors to 61 years.

Separated the roles of Chairman and CEO in 2020.

Brought new experience to the Board, including expertise in retail, human capital and technology/cyber risk.

Board Diversity Matrix (as of March 18, 2022)

Board Size:

Total Number of Directors	12
Gender:	Female	Male	Non-Binary	Gender Undisclosed

Number of directors based on gender identity	3	8	0	1

Demographic Background:

African American or Black	0	1	0	0

Alaskan Native or American Indian	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	3	7	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	1

18 | REGENCY CENTERS | 2022 PROXY STATEMENT

Corporate Governance |

Director Nominee Selection Process

Our Nominating and Governance Committee solicits input regarding potential candidates from a variety of sources, including existing directors, senior management and shareholders. From time to time, we have used an executive search firm, especially when helpful in identifying new or different pools of talent for our Board. For example, in 2021, the Board engaged an executive search firm to assist us in the successful recruitment of a highly experienced, ethnically diverse candidate for our Board, Mr. Simmons. Through these and other means, the Board has continually refreshed itself by selecting directors who will be additive to the overall mix of talent, experience and expertise on the Board. The committee evaluates potential candidates based on a variety of factors and also arranges personal interviews by one or more committee members, other Board members and senior management, where appropriate.

Director Candidate Nominations through Proxy Access

Our bylaws make proxy access available to our shareholders. Under this process, a shareholder or group of up to 20 shareholders who have owned shares of our common stock equal to at least 3% of the aggregate of our issued and outstanding shares continuously for at least three years may seek to include director nominees in our proxy materials at our Annual Meeting. The maximum number of director nominees that may be submitted pursuant to these provisions may not exceed 25% of the number of directors then on the Board, such number will be reduced by the number of individuals that the Board nominates for re-election who were previously elected based upon a nomination pursuant to proxy access or other shareholder nomination or proposal. To be eligible to use proxy access, such shareholders must satisfy other eligibility, procedure and disclosure requirements set forth in our bylaws.

REGENCY CENTERS | 2022 PROXY STATEMENT | 19

| Corporate Governance

Limits on Board Service

Our Board does not allow “overboarding”, which refers to a director serving on an excessive number of public company boards. Excessive board commitments can lead to a director being unable to appropriately fulfill his or her duties to the Company and its shareholders. Our CGGs limit the number of boards on which our directors and officers can serve, and further provide that no more than two active Regency executives may serve on our Board at any time. Our CGGs provide for the following limitations:

Position	Maximum Number of Public Company Boards*

Independent director holding full-time executive position with another company	2

Independent director who is not a full-time executive	4

Regency officer	2**

* Maximum number includes service on Regency’s Board.

** Notwithstanding anything to the contrary, no Regency officer may serve on more than one outside public company Board unless a specific exception is made by the Board.

Board Self-Assessment and Evaluation

Annual self-evaluation and assessment of Board performance helps ensure that the Board and its committees function effectively and in the best interest of our shareholders. This process also promotes good governance and helps set expectations about the relationship and interaction of and between the Board and management. The Board’s annual self-evaluation and assessment process, which is overseen by our independent Lead Director and Chair of our Nominating and Governance Committee, is re-evaluated annually and is currently structured and carried out as follows:

20 | REGENCY CENTERS | 2022 PROXY STATEMENT

Corporate Governance |

Risk Oversight

Our Board actively oversees material risks that could impact the Company. This oversight is conducted both directly and through committees of the Board. The Board satisfies its responsibility through reports by each committee chair after each meeting regarding the applicable committee’s considerations and actions, as well as through regular reports directly from officers and management level committees responsible for oversight of particular risks within the Company.

Board of Directors
Oversees the Company’s most significant risks and ensures that management responds with appropriate strategic and tactical mitigation plans.

Board Committees

AUDIT	COMPENSATION	NOMINATING AND GOVERNANCE	INVESTMENT
◾ Has primary responsibility for overseeing financial risk for the Company. ◾ Oversees cybersecurity risk.	◾ Oversees risk associated with our compensation programs, policies and practices.

◾  Oversees risks associated with  the Company’s corporate  governance generally.

◾  Oversees risks associated with  our ethics and compliance  program.

◾  Oversees risks associated with  our corporate responsibility  program and ESG initiatives.

◾  Oversees risks associated with  our political contributions.

◾ Oversees risks associated with capital allocation. ◾ Oversees risks associated with investments, developments and redevelopments.

Management Committees

Executive Committee

◾  Currently consists of our CEO, CFO, COO and our two Senior Managing Directors.

◾  Assesses and manages enterprise risk to identify the most significant existing and emerging risks to the successful achievement of the Company’s strategic and  operational goals.

◾  Receives frequent reporting from each of the management committees listed below, which each evaluate and work to mitigate specific areas of risk.

◾  Provides quarterly updates to the full Board and/or appropriate Board committee, either directly or through its management committees, concerning the strategic,  operational and emerging risks to the Company’s ability to achieve its strategic and operational goals and initiatives, along with updates regarding the mitigation activities  underway to address the risks.

BUSINESS CONTINUITY	CORPORATE RESPONSIBILITY	CYBER RISK	COMPLIANCE	DISCLOSURE
Develops and executes strategies and processes to assess risk and to recover operations, data and full functionality after any extended unplanned business interruption.	Assesses ESG-related risks and leads the initiatives of the Company’s corporate responsibility program.	Assesses and mitigates the risks posed by cybersecurity incidents and cyber-attacks impacting the Company’s data and information systems.	Oversees risk associated with the Company’s ethics and compliance program.	Assesses and mitigates risk associated with the Company’s financial controls and disclosures.

REGENCY CENTERS | 2022 PROXY STATEMENT | 21

| Corporate Governance

Standing Committees

Our Board of Directors has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Investment Committee, each as described below. Members of these committees are elected annually by our Board of Directors. The charters for each of these committees is available on our website at www.regencycenters.com.

Audit Committee

MEMBERS	KEY RESPONSIBILITIES

Thomas G. Wattles*, CHAIR

C. Ronald Blankenship*

Deirdre J. Evens*

Thomas J. Furphy*

Karin M. Klein*

Peter D. Linneman*

The Board has determined that each member of the Audit Committee is independent as defined under the applicable listing standards of the Nasdaq Stock Market and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

◾ Assists the Board in its oversight of:

◾ the integrity of our financial statements

◾ our accounting and reporting processes and controls

◾ REIT and other tax compliance

◾ our internal audit functions, and

◾ our insurance programs

◾ Reviews the independence and performance of our internal and independent external accountants

◾ Has the ultimate authority and responsibility to select, evaluate, terminate and replace our independent registered public accounting firm

◾ Oversees the Company’s cybersecurity program and initiatives (see below), and

◾ Approves the Audit Committee Report as shown on page 48. The report further details the Audit Committee’s responsibilities

The committee met eight times in 2021

Cybersecurity Governance Highlights

✓  Management’s Cyber Risk Committee reports to the Board’s Audit Committee quarterly, including reports on any significant cyber breaches (no such breach reported in the past three years)

✓  Utilize NIST cybersecurity framework to identify risk gaps

✓  Robust monitoring of external and internal threats

✓  Validation and testing by internal personnel and third parties, including annual penetration tests and third party cyber assessments

✓  Extensive Cyber Risk Management and Data Breach Preparedness Policy

* Audit Committee Financial Experts: Our Board has determined that each member of the Audit Committee qualifies as an “Audit Committee financial expert” as defined by the rules of the SEC. In accordance with our CGGs, no member of the Audit Committee serves on the Audit Committee of more than three public companies.

Compensation Committee

MEMBERS	KEY RESPONSIBILITIES

Deirdre J. Evens, CHAIR

Thomas W. Furphy

David P. O’Connor

James H. Simmons, III

The Board has determined that each member of the Compensation Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the Nasdaq Stock Market.

◾ Establishes and oversees our executive compensation and benefits programs

◾ Approves compensation arrangements for senior management, including metric setting and annual incentive and long-term compensation

◾ Evaluates our Executive Chairman and CEO’s performance

◾ Reviews senior management leadership, performance, development and succession planning

◾ Oversees our stock ownership policy, and

◾ Recommends to the Board the compensation of our non-employee directors

The committee met seven times in 2021	The committee retained Willis Towers Watson as its independent compensation consultant until May 2021, at which time the Company engaged Semler Brossy as its independent compensation consultant.

22 | REGENCY CENTERS | 2022 PROXY STATEMENT

Corporate Governance |

Nominating and Governance Committee

MEMBERS	KEY RESPONSIBILITIES

David P. O’Connor, CHAIR*

Bryce Blair

Karin M. Klein

Peter D. Linneman

The Board has determined that each member of the Nominating and Governance Committee is independent within the meaning of the Company’s independence standards and applicable listing standards of the Nasdaq Stock Market.

◾ Establishes sound corporate governance in compliance with applicable regulatory requirements and best practices

◾ Oversees the Company’s strategies related to corporate responsibility, including ESG matters

◾ Assists our Board in establishing criteria and qualifications for potential Board members

◾ Identifies and recruits high quality individuals to become members of our Board and recommends director nominees to the Board

◾ Leads the Board in its annual assessment of the Board’s performance

◾ Reviews committee membership and recommends nominees for each committee of the Board

◾ Oversees the Company’s ethics and compliance program, and

◾ Oversees the Company’s political activities, including any political spending

The committee met four times in 2021

Investment Committee

MEMBERS	KEY RESPONSIBILITIES
Bryce Blair, CHAIR* C. Ronald Blankenship Lisa Palmer James H. Simmons Martin E. Stein, Jr. Thomas G. Wattles

◾ Oversees and approves strategy relating to capital allocation and investment for redevelopments and new developments

◾ Approves investment guidelines for management

◾ Oversees acquisition and disposition strategy and programs, and

◾ Reviews the financial performance of developments, redevelopments and other similar investments

The committee met five times in 2021

* This Director will assume the role of Chair after the Annual Meeting, assuming re-election to the Board.

Executive Committee

Under the CGGs, the Board has also established an Executive Committee, to meet when necessary or desirable to handle ministerial matters under applicable law and Nasdaq Stock Market listing standards. The Executive Committee includes the Executive Chairman and any two other directors who qualify as independent, as defined by the listing standards of the Nasdaq Stock Market. If the Executive Chairman is unavailable, the President and Chief Executive Officer would serve in his place. This committee did not meet in 2021.

REGENCY CENTERS | 2022 PROXY STATEMENT | 23

| Corporate Governance

Code of Business Conduct and Ethics

Our Board of Directors, through delegation to its Nominating and Governance Committee, oversees the substance of and compliance with our code of business conduct and ethics for our directors, officers and employees. It is available on our website at www.regencycenters.com.

Stock Ownership Policy

Our stock ownership policy is designed to focus our senior officers and directors on long-term shareholder value creation. Our policy sets stock ownership targets for senior officers as a multiple of base salary and for non-employee directors as a multiple of their annual retainer (exclusive of fees for committee service).

The targets, which are measured based on the Company’s trailing 36-month average common stock price, are to be achieved by directors and senior officers over a maximum five-year period. Our stock ownership policy also requires all covered participants to retain 25% of the shares they receive as direct compensation (on a pre-tax basis) after being hired, promoted or elected into such positions so long as they remain a senior officer or director. With respect to Senior Vice Presidents, the retention requirement only applies until the Senior Vice President meets his or her stock ownership target.

Policy Prohibiting Hedging and Pledging of Our Stock

We have adopted a stringent policy that prohibits (i) our employees of the company who are officers, and (ii) directors from engaging in hedging transactions or arrangements designed to lock in the value of their holdings of our securities, as well as short sales and the trading of options in our securities. This prevents our officers and directors from engaging in transactions involving our securities without having the full risks and rewards of ownership.

We also prohibit our officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan.

24 | REGENCY CENTERS | 2022 PROXY STATEMENT

Related Party Transactions |

Related Party Transactions

Our Board has adopted written policies and procedures for the review and, if appropriate, approval of related party transactions by the Nominating and Governance Committee. Our policy defines a Related Party to include any director, executive officer or person owning more than five percent of the Company’s stock, any of their immediate family members and any entity with which any of the foregoing persons are employed or affiliated. A Related Party Transaction is defined as a transaction, arrangement or relationship in which the Company is a participant, if the amount involved exceeds $120,000 and a Related Party has or will have a direct or indirect material interest.

Related Party Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with an entity with which a Regency director’s sole relationship is as a non-employee director and the total amount involved does not exceed 1% of the entity’s total annual revenues.

Criteria for the Nominating and Governance Committee’s approval or ratification of a Related Party Transaction include, in addition to factors that the committee otherwise deems appropriate under the circumstances:

◾	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

◾

in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under Nasdaq Stock Market listing requirements or (2) from serving on the Audit Committee, Compensation Committee or Nominating and Governance Committee under Nasdaq Stock Market and other regulatory requirements.

During 2021 there were no related party transactions required to be disclosed under SEC rules.

REGENCY CENTERS | 2022 PROXY STATEMENT | 25

| Compensation of Directors

Compensation of Directors

Non-employee directors are compensated for their service on our Board as shown below. Directors who are employees of the Company receive no additional compensation for serving as directors.

Elements of 2021 Non-Employee Director Compensation

Annual cash retainer:	$75,000

Additional annual cash retainer for:

Lead Director	$35,000

Chair of Audit Committee and Chair of Investment Committee	$20,000

Chair of Compensation Committee and Chair of Nominating and Governance Committee	$15,000

Members of Audit Committee and members of Investment Committee (except Chairs)	$15,000

Members of Compensation Committee and members of Nominating and Governance Committee (except Chairs)	$10,000

Annual stock rights award	2,000 shares

Additional stock grant for Lead Director	$10,000

We pay directors’ retainers quarterly, in cash or, at the election of each director, shares of common stock issued under our Omnibus Incentive Plan which are valued based on the average closing price of our common stock during the quarter in which the fees are earned. Directors may also defer their retainers, at their election, under our non-qualified deferred compensation plan. Directors also receive stock rights awards immediately following each annual meeting of shareholders. Stock rights vest 100% on the first anniversary date of grant.

The Compensation Committee periodically reviews the compensation of our directors, with benchmarking and advice from the committee’s independent compensation consultant. Any proposed changes are reviewed with and approved by the full Board. Commencing with the 2022 stock rights award, directors will receive stock rights valued at $125,000 (based on stock price on or about the grant date), rather than past practice of awarding 2,000 shares to each director. After consultation with its independent compensation consultant, the Compensation Committee determined that this modified award structure, which is a common practice among peer group companies, will better align directors with shareholders and eliminate award value volatility.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2021

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total

Joseph F. Azrack	$120,000	$126,860	$246,860

Bryce Blair	$115,000	$126,860	$241,860

C. Ronald Blankenship	$140,000	$136,860	$276,860

Deirdre J. Evens	$115,000	$126,860	$241,860

Thomas W. Furphy	$100,000	$126,860	$226,860

Karin M. Klein	$100,000	$126,860	$226,860

Peter D. Linneman	$100,000	$126,860	$226,860

David P. O’Connor	$95,000	$126,860	$221,860

James H. Simmons, III(3)	$58,242	$132,700	$190,942

Thomas G. Wattles	$125,000	$126,860	$251,860

(1) In 2021, the following directors elected to receive certain of their directors’ fees in the form of shares of our common stock in lieu of cash:

Name	Number of Shares Issued In Lieu of Director Fees

C. Ronald Blankenship	2,238

Deirdre Evens	1,839

Karin M. Klein	1,598

Peter D. Linneman	1,598

(2) The amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) which was $63.43 per share on May 5, 2021 for all except for Mr. Simmons whose grant price was $66.35 on June 1, 2021.

(3) Mr. Simmons joined the Board on June 1, 2021.

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Proposal Two: Advisory Vote on Executive Compensation |

Proposal Two: Advisory Vote on Executive Compensation

The Compensation Committee of our Board designs our executive compensation programs to attract, motivate and retain executives who are capable of leading our Company to achievement of our key strategic goals, to be competitive with comparable employers and to align the interests of management with those of our shareholders. Below is a summary of the key principles that underlie our compensation program design.

We encourage you to closely review our “Compensation Discussion and Analysis” and “Executive Compensation” sections, where we provide more detail on our compensation programs in general and specifically for 2021.

We continually seek to refine our executive compensation programs and policies consistent with evolving best governance practices in our industry and our Company’s business strategy. We believe that compensation actually received by our executives reflects our goal to align the interests of management with those of shareholders. The following highlights reflect our commitment to pay for performance and maintain a strong executive compensation governance framework.

Executive Compensation Highlights

WHAT WE DO	WHAT WE DO NOT DO

Link compensation to the creation of shareholder value by our pay-for- performance philosophy	Provide excise tax gross-ups

Design our annual and long-term incentive programs for our NEOs to be largely performance-based	Maintain compensation programs that encourage unreasonable risk taking

Include ESG performance metrics in our annual incentive program	Pay any significant or excessive perquisites

Cap our annual and long-term incentive payouts	Have single triggers in the event of a change of control

Pay dividends earned on performance shares only after the performance shares are earned and vested	Allow hedging or pledging of company stock

Review our peer group annually

Use an independent compensation consultant

Have severance agreements but not employment agreements

Have a compensation claw back policy

As required by Section 14A of the Securities Exchange Act of 1934, you are being asked to approve an advisory resolution on the compensation of our named executive officers. This proposal, commonly known as a “say on pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2021 compensation program and policies for our named executive officers. Although this advisory vote is non-binding, our Board and Compensation Committee will review the voting results and take them into account when considering future executive compensation arrangements.

Our Board of Directors recommends a vote “FOR” approval, on an advisory basis, of the 2021 compensation of the Company’s named executive officers as described in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

REGENCY CENTERS | 2022 PROXY STATEMENT | 27

| Compensation Discussion and Analysis

Compensation Discussion and Analysis

Letter from Our Compensation Committee Chair

Dear Fellow Regency Shareholder,

On behalf of the Compensation Committee of the Board of Directors of Regency Centers, I am pleased to present an overview of the Company’s compensation programs and the performance-based pay of our Named Executive Officers (NEOs) for their performance in 2021.

2021 was a year of continuing and evolving recovery from the disruption caused by the COVID-19 pandemic. Yet despite the uncertain environment Regency accomplished a great deal over the course of the last year. These accomplishments included significant new leasing to drive growth, outsized success in rent collections, continued strengthening of the Company’s balance sheet and liquidity, robust investment activity, and cash flow and dividend growth. The pace of our progress is a testament to the extraordinary efforts and resiliency of our employees, led by our talented executive team.

The Compensation Committee is focused on aligning the interests of our executive team with the interests of our shareholders by providing a meaningful incentive opportunity based upon the achievement of our financial and strategic goals. Our executive compensation programs are designed such that performance-based pay constitutes a significant majority of the total potential compensation for our executive officers. We strive to establish rigorous financial and non-financial targets driven by the Company’s overall strategy to reward both short-term and long-term performance, as well as to retain our key talent.

The 2021 annual incentive plan’s financial metric, Core Operating Earnings (COE) per Share, which accounts for 80% of the achievable incentive opportunity, was initially reviewed and set in the unusually uncertain operating environment of the COVID-19 pandemic, very early in 2021. While in more “normal” times COE per Share is forecasted reasonably within ranges, 2021 COE proved to be unpredictable. Regency significantly outperformed the COE per Share levels of the incentive target throughout 2021, with much of this outperformance being driven by the collection of unpaid rent from 2020. This outperformance would have resulted in payouts well in excess of the maximum potential performance payout level of 2.0 times target for the COE per Share metric in the annual incentive plan.

After thoughtful discussions and assessment of the various factors that drove this outperformance in 2021, the Compensation Committee made a discretionary decision to reduce the annual incentive payout from the achieved 2.0 times target to 1.6 times target, which, based on an assessment of historical pay-for-performance relationships, the committee believes is a more reasonable and appropriate payout for management’s outperformance in 2021.

In addition, as the key component of our non-financial metric, in 2021 we placed a greater emphasis on corporate responsibility (ESG) in our overall program design by valuing these objectives at 20% of the total annual incentive. The Compensation Committee regularly reviewed progress against the ESG objectives, which was measured both quantitatively and qualitatively, and determined that the executive team achieved their objectives in this area as well.

We approached our pay assessment in 2021 with the same robust governance and oversight we have always applied to our compensation programs. We will continue to closely monitor all components of our pay programs, continuously balancing our objective to incent and retain our talent while reasonably aligning outcomes with those of our shareholders. Our overarching objective is that our compensation programs drive the behaviors and results the Board expects and that are in the best interests of our shareholders.

I encourage all shareholders to read our Compensation Discussion and Analysis (“CD&A”), in which we provide an overview of our executive compensation programs and the underlying philosophy used to develop them, as well as more about the 2021 objectives the committee set for our executive team.

We appreciate the trust you have placed in us, and thank you for your investment in Regency Centers.

Sincerely,

Deirdre J. Evens

Chair of Compensation Committee

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Compensation Discussion and Analysis |

Our Named Executive Officers

Martin E. Stein, Jr. Executive Chairman of the Board	Lisa Palmer President and Chief Executive Officer	Michael J. Mas Executive Vice President, Chief Financial Officer	James D. Thompson Executive Vice President, Chief Operating Officer

For information with respect to Mr. Stein and Ms. Palmer, please refer to the Election of Directors section.

Michael J. Mas, age 46, has been our Executive Vice President, Chief Financial Officer since August 12, 2019. Prior to that, Mr. Mas served as Managing Director of Finance since February 2017. He served as Senior Vice President of Capital Markets from January 2013 to January 2017. Prior to that, Mr. Mas served as Vice President of Capital Markets and JV Portfolio Management from December 2004 to December 2012. Before joining our Company in 2003, he worked with Deloitte & Touche LLP as Manager for Assurance and Advisory services, supervising professional accountants providing client services in Southeast Florida. Mr. Mas holds a Bachelor of Business Administration from the University of North Florida and a M.B.A. from Florida Atlantic University. He is a member of ICSC and Nareit.

James D. Thompson, age 66, has been our Executive Vice President, Chief Operating Officer since August 12, 2019. Prior to that, Mr. Thompson served as our Executive Vice President of Operations since January 1, 2016. Prior to that, he served as Managing Director—East Region since 1993. Mr. Thompson served as Executive Vice President of our predecessor real estate division from 1981 to 1993. Mr. Thompson holds a Bachelor of Science from Auburn University. He is a member of ICSC and Nareit, and member of the Advisory Board for the Bergstrom Center for Real Estate Studies at the University of Florida.

Dan M. Chandler, III (not pictured) was our Executive Vice President, Chief Investment Officer until his resignation from the Company effective March 26, 2021.

Our Compensation Philosophy

Our compensation program is designed to attract, motivate and retain industry-leading executives who are capable of driving achievement of our key strategic goals. We compensate our executives through a mix of base salary, annual cash incentives and long-term equity compensation with an emphasis on the role of incentives in contributing to total compensation. Our compensation programs are designed to be competitive with comparable employers and to align the interests of management with shareholders, by awarding performance-based compensation to incentivize the achievement of specific key objectives.

Oversight of Compensation

The Compensation Committee of our Board is responsible for designing and implementing our executive pay philosophy, evaluating compensation against the market and approving the material terms of executive compensation arrangements for our NEOs, including incentive plan participants, award opportunities, performance goals and compensation earned under our incentive plans. The committee routinely consults with its independent compensation consultant and other advisors in making its decisions, as it seems appropriate. The committee is comprised entirely of independent directors as defined by the Nasdaq Stock Market.

The committee evaluates the performance of both the Executive Chairman and the President & CEO and carefully considers decisions as to their respective compensation. With respect to our other NEOs, the committee considers the CEO’s input as to performance evaluations and recommended compensation arrangements. The compensation of all NEOs is subject to the final approval of the committee, and compensation of both the Executive Chairman and President & CEO, respectively, is recommended by the committee to the full Board for its consideration and approval.

REGENCY CENTERS | 2022 PROXY STATEMENT | 29

| Compensation Discussion and Analysis

The committee utilizes outside advisors to provide benchmarking and other relevant data analysis regarding competitive pay levels, pay program design and evolving trends and practices. Until the summer of 2021, the committee engaged Willis Towers Watson to assist in the refinement of our incentive plans, assist in the preparation of our pay disclosures and value our equity awards. In the summer of 2021, after a thorough RFP process, the committee engaged a new independent compensation consulting firm, Semler Brossy, to advise the committee, including benchmarking and evaluating competitive pay practices and providing other relevant data and analysis to the committee. Representatives from Semler Brossy generally attend meetings of the Compensation Committee and participate in its executive sessions as requested, and are available to communicate directly with the Compensation Committee Chair and its members outside of meetings. In addition, in 2021 Semler Brossy and outside counsel advised the committee in the design and drafting of new severance and change of control agreements with our NEOs, as described on page 45.

The Compensation Committee considers all factors relevant to the consultant’s independence from management, including those identified by the Nasdaq Stock Market, and has determined that Semler Brossy has no conflict of interest and is independent.

2021 Say on Pay Results and Shareholder Engagement

Our Board and Compensation Committee value the opinions of our shareholders and are committed to ongoing engagement on executive compensation practices. The committee specifically considers the results from the annual shareholder advisory vote on executive compensation. At the 2021 annual meeting of shareholders, more than 94% of the votes cast on the advisory vote on executive compensation were in favor of our executive compensation. We believe the results over the past several years of our Say on Pay vote demonstrate continued strong shareholder support for our programs.

Targeted Level of Compensation

We endeavor to set total direct compensation, which consists of base salary, annual cash incentives and the expected value of long-term incentives, for target performance levels in range of the expected median of peer companies, depending on various factors including the experience level of the individual executive and competitive market conditions. Annual increases in base salary, cash incentives, performance shares and total direct compensation, while not guaranteed, may be more robust when pay is below the median and more moderate when those compensation levels are more than 10% above the median or exceed the peer 60th percentile. Compensation for top executives can be highly variable due to heavy weighting toward incentive compensation rather than fixed components.

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Compensation Discussion and Analysis |

We utilize a peer group analysis of total direct compensation for similar positions prepared annually by the committee’s independent compensation consultant. The principles by which the peer group was created and maintained are that companies be in a comparable industry (i.e. REITs) and comparable in size, generally based on total market capitalization ranging from half to double our size. We evaluate the appropriateness of the group annually (based on merger and acquisition activity, growth, asset class focus, etc.) and make adjustments accordingly. After evaluating our peer group in the summer of 2021 with the committee’s new compensation consultant, we removed Alexandria Real Estate Equities, Inc., SITE Centers Corp. and Weingarten Realty Investors, and added Cousins Properties, Hudson Pacific, Kilroy, Spirit Realty and Vornado, while maintaining our philosophy of considering “best-in-class” REITs of comparable size but not limited to the shopping center sector. Weingarten Realty Investors was acquired by another company and no longer exists as an independent, publicly traded entity and, therefore, was removed as a peer. SITE Centers Corp. and Alexandria Real Estate Equities, Inc. were also removed, as both are no longer comparable in size to the Company. The added five peers are REITs comparable in enterprise and asset value with significant retail and/or office presence.

Peer Company	Reviewed in 2020 for Setting 2021 Compensation	Reviewed in 2021 for Setting 2022 Compensation

Alexandria Real Estate Equities, Inc.

Boston Properties, Inc.

Brixmor Property Group, Inc.

Camden Property Trust

Cousins Properties Incorporated

Duke Realty Corporation

Essex Property Trust, Inc.

Federal Realty Investment Trust

Host Hotels & Resorts, Inc.

Hudson Pacific Properties, Inc.

Kilroy Realty Corporation

Kimco Realty Corporation

National Retail Properties, Inc.

Realty Income Corp.

SITE Centers Corp.

Spirit Realty Capital, Inc.

UDR, Inc.

VEREIT, Inc.

Vorando Realty Trust

Weingarten Realty Investors

REGENCY CENTERS | 2022 PROXY STATEMENT | 31

| Compensation Discussion and Analysis

Compensation Committee Actions & Decisions

During 2021 and early 2022, the Compensation Committee took the following actions and made the following decisions:

After an extensive RFP and interview process, selected Semler Brossy as the committee’s new independent executive compensation consultant	Assessed 2021 performance and approved annual incentives based on rationale described in the letter from the Compensation Committee Chair on page 28	Approved payouts for the 2019 – 2021 long-term incentive plan based on relative TSR

Reviewed market competitiveness and adjusted NEO base salaries for 2021 and 2022	With added perspective of our new executive compensation consultant, reviewed the overall executive compensation philosophy for the Company	Benchmarked, reviewed and modified the peer group to assist in making 2022 compensation decisions

Met throughout 2021 to evaluate and discuss the COVID-19 impact on Regency’s performance and executive compensation	Benchmarked our non-employee director compensation plan and modified the equity portion of their compensation for 2022, as described on page 26	Determined 2022 incentive plans and targets for NEOs, and continued incorporating Corporate Responsibility (ESG) metrics into the 2022 annual incentive plan

Elements of Compensation

In designing our compensation program, we believe the pay of our NEOs should be predominantly performance-based because these individuals have the greatest ability to influence our Company’s results and value creation. The charts below summarize the designed allocation of the 2021 target compensation opportunity for our President and CEO and our other NEOs employed by the Company on the last day of 2021 based upon the three primary elements of compensation (base salary, annual cash incentive and long-term incentive).

32 | REGENCY CENTERS | 2022 PROXY STATEMENT

Compensation Discussion and Analysis |

Base Salary

Base salaries are reviewed annually. The following factors are considered in determining salary adjustments: market competitiveness, the roles and responsibilities of the executives, contributions to the Company’s success, an analysis of position requirements and the executives’ prior experience and accomplishments.

Named Executive Officers	2020 Base Salary	2021 Base Salary	% Increase

Martin E. Stein, Jr. Executive Chairman	$700,000	$700,000	0%

Lisa Palmer President and Chief Executive Officer	$825,000	$900,000	9.1%

Michael J. Mas Executive Vice President, Chief Financial Officer	$500,000	$550,000	10.0%

James D. Thompson Executive Vice President, Chief Operating Officer	$515,000	$530,000	2.9%

Dan M. Chandler, III* Executive Vice President, Chief Investment Officer	$515,000	$530,000	2.9%

*Mr. Chandler resigned from Regency effective on March 26, 2021.

Annual Cash Incentives — Overview

The Compensation Committee sets rigorous performance goals that align pay with performance. A number of factors are considered, including prior year performance, current business environment, peer performance and the Company’s key strategic objectives. The Company pays an annual cash incentive based on achievement of key corporate objectives. The annual cash incentive framework for our NEOs in 2021 was based 80% on Core Operating Earnings per Share (as defined in Appendix A) and 20% on achievement of corporate responsibility (ESG) objectives.

Core Operating Earnings per Share

The Compensation Committee believes that Core Operating Earnings is the financial metric most representative of management’s ability to meet the Company’s annual financial plan, as reviewed and approved by our Board, and to make distributions to shareholders on a sustainable basis. It also serves as an important indicator of growth in our net asset value. The 2021 performance criteria for the Core Operating Earnings per Share metric is set forth in the following table. Performance between levels will be interpolated, and payouts for performance below the “Low” performance level, if any, would be made only at the discretion of the Compensation Committee. To incentivize our NEOs to act in the long-term interests of the Company and its shareholders, our committee may normalize the calculation of Core Operating Earnings per Share so as not to penalize (or overly-benefit) our NEOs for taking actions that may have a negative impact on Core Operating Earnings, in the short term, such as the sale of assets and debt reduction, but are beneficial to the Company’s long-term positioning and prospects.

2021 Performance Criteria for Annual Cash Incentive –

Core Operating Earnings per Share (80% Weight at Target)

Performance Level	Multiple of Target	2021 Core Operating Earnings Per Share

Maximum	2.00	$3.27

	1.50	$3.07

	1.25	$2.97

Target	1.00	$2.87

	0.75	$2.77

Low	0.50	$2.67

Below Low	Determined at the discretion of the Compensation Committee	<$2.67

REGENCY CENTERS | 2022 PROXY STATEMENT | 33

| Compensation Discussion and Analysis

Corporate Responsibility – ESG

On page 5, the Company’s commitment to its Four Pillars of Corporate Responsibility is discussed. Premised on Regency’s core values (see page 1), the committee believes these to be integral to the Company’s success. As such, annual progress towards ESG objectives is measured by the committee, and 20% of our NEOs’ annual incentive is tied to their achievements.

Regency Centers Four Pillars of Corporate Responsibility

OUR PEOPLE	OUR COMMUNITIES	ETHICS AND GOVERNANCE	ENVIRONMENTAL STEWARDSHIP
2021 Strategic Objectives
◾ Maintain a high level of employee engagement while continuing to maintain our award-winning benefits and wellness plans and enhance our focus on diversity initiatives

◾  Adhering to Regency’s core values and culture, contribute to the betterment of our communities through a high level of community engagement, and investments in our communities including through our philanthropic efforts.

◾ Maintain best-in-class corporate governance and standards for ethical behavior and corporate oversight.

◾  Continued commitment to being good stewards of our environment while reducing our overall impact represented by our goals to reduce energy consumption, greenhouse gas emissions and waste, coupled with our focus on climate change and commitment to improve resiliency and position Regency for long-term success.

Selected Key Elements

◾ Employee Engagement ◾ Turnover ◾ Employee development ◾ DEI objectives	◾ Philanthropic program ◾ Job creation through development/redevelopment	◾ Board gender and ethnic diversity ◾ Cyber-risk management and training	◾ Reduction in Scope 1 and Scope 2 emissions ◾ Reduction in energy consumption ◾ Increase in waste diversion

The committee solicits data and other information from senior management to use in forming its own view of its performance against specific ESG objectives, as well as from members of the Nominating and Governance Committee, which has been delegated oversight by the Board over the Company’s ESG program and initiatives.

Annual Incentive — 2021 Results v. 2021 Incentive Plan Goals

Regency’s 2021 Core Operating Earnings per Share results were well in excess of the maximum performance level. However, as explained in the letter from the Chair of the Compensation Committee (page 28), the committee carefully considered Company performance in 2021 and determined while the criteria for maximum payment of 2.0 times target were achieved, it was appropriate to award our NEOs an annual incentive equal to 1.6 times target. The Compensation Committee also determined that the 2021 Corporate Responsibility (ESG) objectives had been achieved, and per the plan if the ESG objectives are achieved the earned multiple is the greater of target or the multiple for the Core Operating Earnings per Share metric. Performance results and the resulting cash awards are presented in the following tables. Mr. Stein’s compensation package does not provide him with an annual cash incentive opportunity, and Mr. Chandler was not eligible to receive a cash incentive due to his resignation.

34 | REGENCY CENTERS | 2022 PROXY STATEMENT

Compensation Discussion and Analysis |

2021 Performance Results for Annual Incentives

Performance Metric	Actual Performance	Resulting Multiple of Target Earned

Core Operating Earnings Per Share	$3.68	1.60

Corporate Responsibility (ESG)	Achieved	1.60

2021 Cash Targets and Resulting Cash Incentives Earned

Name	Core Operating Earnings Per Share: Target	Corporate Responsibility (ESG): Target	Total Annual Incentive Target	Core Operating Earnings Per Share: Actual Cash Earned	Corporate Responsibility (ESG): Actual Cash Earned	Total Actual Cash Incentive Earned

Lisa Palmer	$1,080,000	$270,000	$1,350,000	$1,728,000	$432,000	$2,160,000

Michael J. Mas	$440,000	$110,000	$550,000	$704,000	$176,000	$880,000

James D. Thompson	$424,000	$106,000	$530,000	$678,400	$169,600	$848,000

Long-Term Incentives — Overview

The Compensation Committee strongly believes that equity awards with multi-year performance and vesting periods reinforces the alignment of the interests of executives with those of shareholders. As such, the majority of our long-term incentive awards are structured in this way for NEOs. We also have the ability under our Omnibus Incentive Plan to grant various types of equity awards, including stock rights awards (i.e., restricted shares), to provide incentives for management to work to create shareholder value over the long-term. In addition, the multi-year nature of the performance and vesting periods encourages retention of our executives.

Our committee has authority to determine eligible participants, the types of awards and the terms and conditions of awards. They are structured consistent with our compensation philosophy, in that they provide above-median award opportunities for achievement of Regency’s high performance expectations. The committee uses two different stock-based awards to promote equity ownership by the participants and to emphasize the importance of total shareholder return. Performance share awards are earned subject to the achievement of multi-year goals approved by the committee as described below. Restricted share awards are earned subject to the participant’s continued employment with us.

2021 Long-Term Incentive Weighting at Target

Long-Term Incentive Component	NEOs’ Weight at Target

Performance Shares: 2021 – 2023 Relative TSR	80%

Time-based Restricted Shares	20%

Long-Term Incentives — Performance Shares

Performance goals are established for a multi-year performance period to tie incentive compensation to long-term results. Following the end of the period, performance versus targets are calculated and reviewed by the Compensation Committee, awards are determined, and the corresponding number of shares vest. Dividend equivalents are accrued during the performance period and will vest when the underlying share award vests. No shares or dividends are earned if performance levels are not achieved in excess of threshold levels.

For 2021, performance shares granted to our NEOs on January 28, 2021 were entirely based on total shareholder return relative to the FTSE Nareit Equity Shopping Centers Index. We believe total shareholder return is akin to a scorecard for our investors, and it is a discerning measure of how our executives and our Company have performed over an extended period.

The performance share goals under the 2021 plan that are set in relation to the FTSE Nareit Equity Shopping Centers Index are outlined below, and were articulated in terms of three-year aggregate performance. Total shareholder return considers stock price growth as well as dividends. Performance between levels will be interpolated and such performance shares will take place after the end of 2023.

REGENCY CENTERS | 2022 PROXY STATEMENT | 35

| Compensation Discussion and Analysis

2021 – 2023 Performance Criteria for Total Shareholder Return

(Relative to FTSE Nareit Equity Shopping Centers Index)

Cumulative 3-Year Performance vs. Index	Performance Level	Multiple of Target

+ 20%	Maximum	2.00

+ 10%		1.50

0%	Target	1.00

- 10%		0.50

- 20%	Threshold	0.00

Performance shares awarded to our NEOs in 2019, 2020 and 2021, respectively, are set forth in the table for outstanding equity awards at fiscal year-end 2021 on page 43 in this proxy statement.

The performance shares awarded for 2019 – 2021 were based on the same performance criteria as the 2021 – 2023 awards. Our NEOs earned 105% of the target performance share award that was based upon total shareholder return for the 2019 – 2021 performance period as determined by the committee. Our relative total shareholder return for this performance period was 36% versus 35% for the FTSE Nareit Equity Shopping Centers Index—an outperformance of 100 basis points. As the table below illustrates, Regency outperformed the index in two of the three prior performance periods.

Scorecard for Relative Shareholder Return Performance

Performance Period	FTSE Nareit Equity Shopping Centers	Regency	% of Target Payout

2017—2019	-5%	2%	135%

2018—2020	-23%	-25%	90%

2019—2021	35%	36%	105%

Long-Term Incentives — Restricted Shares / Stock Rights Awards

A restricted share award is a grant of stock that vests after certain conditions are met. Restricted shares are used to motivate and retain employees as well as promote employee stock ownership. The restricted share awards we grant are usually “time-based” and vest equally over a four-year period, subject to continued employment with us. We refer to them as stock rights awards because we do not issue the shares until the vesting conditions have been satisfied. We do not currently use stock options as part of our compensation package. Our stock-based awards are full-value shares that vest based upon continued service.

	Name	Grant Value

In January 2021, we granted restricted shares to our NEOs representing 20% of their 2021 long-term incentive target, as follows:	Martin E. Stein, Jr.	$280,000
	Lisa Palmer	$750,000
	Michael J. Mas	$280,000
	James D. Thompson	$241,000
	Dan M. Chandler, III	$241,000

	Name	Grant Value

As previously discussed, as part of the annual incentive earned for 2020, the committee also granted restricted shares to the NEOs in January 2021 to reward for 2020 performance, retain critical talent and further align the leadership team with the goal of building shareholder value, as follows:	Martin E. Stein, Jr.	$250,000
	Lisa Palmer	$518,000
	Michael J. Mas	$225,000
	James D. Thompson	$232,000
	Dan M. Chandler, III	$206,000

Restricted shares awarded to our NEOs in 2021 are set forth in the Grant of Plan Based Awards table on page 42 in this proxy statement.

36 | REGENCY CENTERS | 2022 PROXY STATEMENT

Compensation Discussion and Analysis |

401(k) Profit-Sharing Plan

We strongly encourage all employees to save for retirement. To provide employees with the opportunity to save for retirement on a tax-deferred basis, we sponsor a 401(k) plan pursuant to which we match employee contributions at 100% up to $5,000 for 2021. In addition, the Compensation Committee has the right to approve additional contributions, including the discretion to make such contributions when our corporate objectives are achieved.

For 2021, the Compensation Committee approved a discretionary profit-sharing award totaling $2 million, and the pool of funds is distributed pro-rata to all eligible employees based upon a salary cap of $68,000. We review our Company match, employee participation levels and communication programs throughout the year to ensure that this benefit remains competitive with comparable companies as well as national benchmarks.

Compensation on Termination of Employment

We believe providing severance protection is important for retention purposes, as many companies we compete with offer it, particularly in connection with a change of control. Accordingly, our NEOs have severance and change of control agreements that provide the right to receive severance compensation if they are terminated without cause or they leave for good reason, as such terms are defined in the agreements. In a change of control situation, the agreements provide for severance using a “double trigger,” i.e., severance is payable only if a change of control occurs and the officer is terminated without cause or leaves for good reason within two years after the change of control. We believe that such compensation gives our named executive officers incentive (1) to stay with the Company despite the possibility of losing employment after a change of control and (2) to focus on obtaining the best possible value for shareholders in a change of control transaction.

The agreements also provide that severance payments are subject to recoupment as required by any recoupment or “clawback” policy approved by our Board or similar requirement imposed by law. The Company has a robust executive compensation clawback policy; see “Recoupment/Clawback Policies” in the next section.

For details on compensation on termination of employment, including death, disability and retirement, see “Executive Compensation—Compensation on Termination of Employment” on page 45 of this proxy statement.

Recoupment/Clawback Policies

The Sarbanes-Oxley Act of 2002 subjects incentive compensation and stock sale profits of our CEO and CFO to forfeiture in the event of an accounting restatement resulting from any non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws.

We have a more expansive clawback policy covering all of our executive officers, which can be located on our website at https://investors.regencycenters.com. If the Company issues a material accounting restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Board or committee will have the authority in its sole discretion to recover any incentive compensation (i) received by any covered person (ii) during the three fiscal years immediately preceding the date of the accounting restatement issuance based on the erroneous data and (iii) that exceeds the amount that would have been paid to the covered person under the accounting restatement, calculated on a pre-tax basis.

If the Board or committee determines that any covered person has committed misconduct, the Board or committee has the authority in its sole discretion, upon evaluating the associated costs and benefits, to recover any incentive compensation received by any covered person during the three fiscal years preceding the period from the date on which the misconduct first occurred or thereafter, calculated on a pre-tax basis. Recovery of such incentive compensation shall not be the Company’s exclusive remedy for any misconduct.

In making any such determination, the Board or committee may consider such factors as it deems appropriate, including, without limitation (A) the practicability of obtaining such recovery and the costs to the Company and/or its shareholders of pursuing such recovery, (B) the likelihood of success of enforcement under governing law versus the cost and effort involved, (C) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (D) any pending legal proceeding relating to any applicable fraud, intentional misconduct or gross negligence, and (E) any other factors deemed relevant by the Board or committee.

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| Compensation Discussion and Analysis

For purposes of a material financial restatement, covered person means any current or former officer who has or had been designated as an executive officer for purposes of Section 16 of the Securities Exchange Act of 1934. For purposes of misconduct, covered person means any current or former officer who has received incentive compensation.

Risk Consideration in our Compensation Program

The committee and Board believe that our compensation policies and practices are reasonable and align our employees’ interests with those of our shareholders. In addition, the committee and Board believe that our compensation policies and practices are designed and structured to avoid unreasonable risk of having a material adverse effect on the Company. The Committee believes that the fact that our executive officers have their annual and long-term incentive compensation tied to financial metrics and ESG objectives (in the case of annual incentives), as well as total shareholder return (in the case of long-term incentive awards) as compared to a peer group, encourages actions that focus on both annual and longer term profitability and value creation for the benefit of shareholders. Our stock ownership policy and our policy prohibiting hedging and pledging transactions relating to our Company stock further align the interest of our senior officers with the long-term interests of our shareholders. Moreover, there are significant checks in place within our compensation structure so that employees whose compensation may have a shorter term focus are closely managed by employees and officers whose compensation has a longer term focus.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no member of the Compensation Committee had a relationship with us that required disclosure under Item 404 of Regulation S-K. No executive officer of the Company served as: (i) a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (ii) a member of the Board of Directors of another entity, one of whose executive officers served on the Compensation Committee of the Company. None of the members of our Compensation Committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year paid to any “covered employee,” a group that generally includes our NEOs. Although the Compensation Committee intends to consider the impact of Section 162(m) in structuring compensation programs, the committee expects its primary focus to continue to be on creating programs that address the needs and objectives of the Company regardless of the impact of Section 162(m). As a result, the Compensation Committee may make awards and structure programs that are non-deductible under Section 162(m).

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Compensation Committee Report |

Compensation Committee Report

For the year ended December 31, 2021, the Compensation Committee reviewed and discussed the CD&A with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the CD&A be included in this proxy statement.

Deirdre J. Evens, Chair

Joseph F. Azrack

Thomas W. Furphy

David P. O’Connor

James H. Simmons, III

REGENCY CENTERS | 2022 PROXY STATEMENT | 39

| Executive Compensation

Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our NEOs for 2021. We did not have any other executive officers serving on the last day of 2021. The amounts reported for stock awards may not represent the amounts that the NEOs will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Regency’s performance, stock price and continued employment. Please see the 2021 Total Earned Compensation Table for the total compensation realized by each NEO.

SUMMARY COMPENSATION TABLE FOR 2021

Name and Principal Position(1)	Year	Salary		Stock Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total

Martin E. Stein, Jr. Executive Chairman of the Board	2021	$700,000		$1,531,376	$0	$27,156	$2,258,532
	2020	$700,000		$1,492,779	$250,000	$27,686	$2,470,465
	2019	$900,000		$3,501,615	$1,189,440	$28,486	$5,619,541

Lisa Palmer President and Chief Executive Officer	2021	$900,000		$3,950,257	$2,160,000	$16,058	$7,026,315
	2020	$825,000		$3,588,410	$518,000	$13,334	$4,944,744
	2019	$610,000		$1,800,831	$575,840	$14,134	$3,000,805

Michael J. Mas Executive Vice President, Chief Financial Officer	2021 2020 2019	$550,000 $500,000 $412,000	(4)	$1,506,376 $1,148,292 $540,518	$880,000 $225,000 $252,803	$12,469 $12,230 $12,340	$2,948,845 $1,885,522 $1,217,661

James D. Thompson Executive Vice President, Chief Operating Officer	2021	$530,000		$1,334,898	$848,000	$27,156	$2,740,054
	2020	$515,000		$1,343,501	$232,000	$27,686	$2,118,187
	2019	$500,000		$1,100,406	$472,000	$20,068	$2,092,474

Dan M. Chandler, III Executive Vice President, Chief Investment Officer(5)	2021 2020 2019	$132,500 $515,000 $500,000		$1,308,898 $1,343,501 $1,100,406	$0 $206,000 $472,000	$110,327 $13,334 $14,576	$1,551,725 $2,077,835 $2,086,982

(1) Martin E. Stein, Jr. was Chairman and CEO until his transition to Executive Chairman effective January 1, 2020. Lisa Palmer was President and Chief Financial Officer until she became President effective August 12, 2019. Ms. Palmer became President and CEO effective January 1, 2020. Mr. Mas assumed the position of Executive Vice President, Chief Financial Officer effective August 12, 2019. Mr. Thompson became Executive Vice President, Chief Operating Officer and Mr. Chandler became Executive Vice President, Chief Investment Officer effective August 12, 2019. Mr. Chandler resigned from the Company effective on March 26, 2021.

(2) The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock awards and performance-based and market-based performance share awards. We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE Nareit Equity Shopping Centers Index.

2021 Stock Awards. The goals for performance awards granted in 2021 are based entirely upon total shareholder return as compared to other publicly-traded companies in our sector, as represented by the FTSE Nareit Equity Shopping Centers Index.

The awards issued on January 28, 2021 assumed (a) stock price volatility of 42.6% for Regency and 43.7% for the index, (b) risk-free interest rates of 0.18%, (c) Regency’s beta versus the index of 0.929, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital market assumptions, the market-based awards issued on January 28, 2021 were valued using the Monte Carlo model at $42.63 per share.

The 2021 stock awards also include the grant date fair value of restricted stock awards to Ms. Palmer and Messrs. Stein, Chandler, Thompson and Mas. Mr. Chandler forfeited his outstanding stock awards when he resigned on March 26, 2021.

2020 Stock Awards. The goals for performance awards granted in 2020 based upon total shareholder return are entirely market-based.

The awards issued on January 31, 2020 assumed (a) stock price volatility of 18.5% for Regency and 18.9% for the index, (b) risk-free interest rates of 1.30%, (c) Regency’s beta versus the index of 0.893, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital market assumptions, the market-based awards issued on January 31, 2020 were valued using the Monte Carlo model at $73.54 per share.

The 2020 stock awards also include the grant date fair value of restricted stock awards to Ms. Palmer and Messrs. Stein, Chandler, Thompson and Mas.

2019 Stock Awards. The goals for performance awards granted in 2019 based upon total shareholder return are entirely market-based.

The awards issued on January 31, 2019 assumed (a) stock price volatility of 19.3% for Regency and 19.3% for the index, (b) risk-free interest rates of 2.43%, (c) Regency’s beta versus the index of 0.909, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital market assumptions, the market-based awards issued on January 31, 2019 were valued using the Monte Carlo model at $65.03 per share.

The 2019 stock awards also include the grant date fair value of restricted stock awards to Messrs. Chandler, Thompson and Mas.

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Executive Compensation |

The total for Mr. Mas also includes performance awards granted in 2019 that are not market based but based upon Core Operating Earnings per Share and Same Property NOI growth performance. The amount represents the grant date fair value under ASC Topic 718.

(3) The amounts in this column for 2021 consist of the following: (a) a $8,630 contribution to our 401(k) and profit sharing plan for each executive; (b) a $1,000 holiday bonus for each executive other than Mr. Chandler; (c) life insurance premiums of $17,526 for Mr. Stein and Mr. Thompson, $3,174 for Ms. Palmer, $2,070 for Mr. Mas, and $732 for Mr. Chandler; (d) executive physical reimbursements of $ 3,254 for Ms. Palmer and $769 for Mr. Mas; and (e) a payment representing accrued and unused paid time off of $100,965 for Mr. Chandler as a result of his resignation.

(4) The base salary for Mr. Mas was $393,000 until August 31, 2019 and became $450,000 effective September 1, 2019 in connection with his promotion to Executive Vice President, Chief Financial Officer.

(5) Mr. Chandler resigned from the Company effective March 26, 2021.

Pay Ratio

We have estimated the ratio between our 2021 CEO’s total compensation and the median annual total compensation of all employees (except the chief executive officer). In determining the median employee we considered taxable compensation totals in 2021. We identified the “Median Employee” based on the taxable compensation of all full-time, part-time, and temporary employees employed by us on December 31, 2021. Then, we calculated the Median Employee’s compensation under the Summary Compensation Table rules. Our CEO in 2021, Ms. Palmer, had annual total compensation of $7,026,315 and our Median Employee had annual total compensation of $111,237. Therefore, we estimate that our CEO’s annual total compensation in 2021 is 63 times that of the median of the annual total compensation of all of our employees.

2021 Total Earned Compensation

To supplement the information in the Summary Compensation table set forth above, we have included the additional table below, which shows “Total Earned Compensation” representing the total compensation realized by each NEO who was serving at the end of 2021 in each of the years shown in comparison to Total Compensation as reported in the Summary Compensation table. Total compensation as calculated under SEC rules and, as shown in the Summary Compensation table, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year.

Name and Principal Position	Year	Total Earned Compensation(1)	Total Compensation from Summary Compensation Table

Martin E. Stein, Jr. Executive Chairman of the Board	2021	$5,590,414	$2,258,532
	2020	$3,587,077	$2,470,465
	2019	$5,274,699	$5,619,541

Lisa Palmer President and Chief Executive Officer	2021	$6,119,202	$7,026,315
	2020	$2,793,956	$4,944,744
	2019	$2,852,293	$3,000,805

Michael J. Mas Executive Vice President, Chief Financial Officer	2021 2020 2019	$2,110,910 $1,035,636 $1,053,964	$2,948,845 $1,885,522 $1,217,661

James D. Thompson Executive Vice President, Chief Operating Officer	2021	$2,946,721	$2,740,054
	2020	$1,579,258	$2,118,187
	2019	$1,952,158	$2,092,474

(1) Amounts reported as Total Earned Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the Summary Compensation table. Total Earned Compensation is not a substitute for Total Compensation. Total Earned Compensation represents: (1) Total Compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards columns of the Summary Compensation table) plus (3) the market value of any equity awards that were earned in the applicable year but distributed the following year after they were earned and including accumulated dividends (such awards are disclosed in the following year’s proxy statement). For more information on Total Compensation under the SEC rules, see the narrative and notes accompanying the Summary Compensation table above.

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| Executive Compensation

Grants of Plan-Based Awards

As described in the CD&A, annual cash incentive awards under our 2021 incentive plan were based on Core Operating Earnings per Share and achievement of our corporate responsibility (ESG) objectives during the year ended December 31, 2021. As determined by the Compensation Committee, annual cash incentive awards were awarded at 1.60 times the target level, respectively, under the 2021 annual incentive plan.

Equity awards that may be earned under our 2021 long-term incentive plan are issued under our Omnibus Incentive Plan. Our 2021 incentive plan provides for issuance to the NEOs of performance share awards that are based on specified thresholds for total relative shareholder return during 2021 through 2023.

Each performance share award provides for a specific number of shares depending on the extent to which the performance levels are achieved. No performance shares will be earned if the threshold levels are not achieved. Earned awards will vest, if at all, at the end of the performance period and be paid in shares. Dividend equivalents will vest when the underlying share award vests and will be paid in shares, as if dividends paid on unvested shares at the same rate as paid on our common stock were reinvested annually.

The following table sets forth information about plan-based awards granted to our NEOs during 2021, all of which were made under our 2021 incentive plan. Threshold amounts reflect the minimum amounts that we expect to be earned by our NEOs.

GRANTS OF PLAN BASED AWARDS DURING 2021

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date of Equity Incentive Plan Awards		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: # of Shares of Stock	Grant Date Fair Value of Stock Awards

Martin E. Stein. Jr.	1/28/21		—	—	—	—	—	—	—	—
	1/28/21	(1)	—	—	—	11,745	23,490	46,980	—	$1,001,376	(2)
	1/28/21	(3)	—	—	—	—	—	—	11,115	$530,000	(3)

Lisa Palmer	1/28/21	(4)	$675,000	$1,350,000	$2,700,000	—	—	—	—	—
	1/28/21	(1)	—	—	—	31,460	62,919	125,838	—	$2,682,257	(2)
	1/28/21	(3)	—	—	—	—	—	—	26,594	$1,268,000	(3)

Michael J. Mas	1/28/21	(4)	$275,000	$550,000	$1,100,000	—	—	—	—	—
	1/28/21	(1)	—	—	—	11,745	23,490	46,980		$1,001,376	(2)
	1/28/21	(3)							10,591	$505,000	(3)

James D. Thompson	1/28/21	(4)	$265,000	$530,000	$1,060,000	—	—	—	—	—
	1/28/21	(1)	—	—	—	10,109	20,218	40,436	—	$861,898	(2)
	1/28/21	(3)	—	—	—	—	—	—	9,921	$473,000	(3)

Dan M. Chandler, III(5)	1/28/21	(4)	$265,500	$530,000	$1,060,000	—	—	—	—	—
	1/28/21	(1)	—	—	—	10,109	20,218	40,436	—	$861,898	(2)
	1/28/21	(3)	—	—	—	—	—	—	9,375	$447,000	(3)

(1) The amounts shown represent the range of stock awards that may be earned under our 2021 incentive plan for performance during 2021 through 2023 for relative total shareholder return. The amounts are based upon the actual grant price of $47.68. Any earned award, together with dividend equivalents on the earned awards, will vest on January 28, 2024 and be paid in shares. For additional information, see “Compensation Discussion and Analysis.”

(2) We use a Monte Carlo simulation model to value market-based awards, i.e., for performance awards tied to total relative shareholder return. Our model estimates the fair value of the award based on our data and that of the FTSE Nareit Equity Shopping Centers Index. The January 28, 2021 awards assumed (a) stock price volatility of 42.6% for Regency and 43.7% for the index, (b) risk-free interest rates of 0.18%, (c) Regency’s beta versus the index of 0.929, and (d) no dividend yield assumption given that the award includes dividend equivalents that are earned only to the extent that the underlying shares are earned. Based on the performance goals and these capital markets assumptions, the market-based awards issued on January 28, 2021 were valued using the Monte Carlo model at $42.63 per share.

(3) The amounts shown are for a restricted share grant that vests 25% per year over four years beginning in 2022.

(4) The amount shown represents the range of possible cash incentive awards that could have been earned under our 2021 incentive plan for our Core Operating Earnings/share and corporate responsibility performance in 2021.

(5) The amounts shown for Mr. Chandler were forfeited as a result of his resignation effective on March 26, 2021.

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Executive Compensation |

Outstanding Equity Awards

The following table sets forth information about outstanding equity awards held on December 31, 2021 by our NEOs. The amounts include unvested dividend equivalent units earned as of December 31, 2021. Mac Chandler forfeited all outstanding equity awards as a result of his resignation effective on March 26, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2021

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Martin E. Stein, Jr.	14,834	$1,117,742	120,757	(3)	$9,099,040
			36,271	(4)	$2,733,020
			48,325	(5)	$3,641,289

Lisa Palmer	35,529	$2,677,110	62,104	(3)	$4,679,536
			87,189	(4)	$6,569,691
			129,443	(5)	$9,753,530

Michael J. Mas	17,616	$1,327,366	6,102	(3)	$459,786
			27,901	(4)	$2,102,340
			48,325	(5)	$3,641,289

James D. Thompson	16,065	$1,210,498	30,362	(3)	$2,287,777
			32,643	(4)	$2,459,650
			41,594	(5)	$3,134,108

(1) These stock rights awards vest as follows:

Mr. Stein (#)	Ms. Palmer (#)	Mr. Mas (#)	Mr. Thompson (#)	Vesting Dates

—	—	994	901	100% on January 29, 2022

—	—	1,403	1,898	50% per year on January 31, 2022 and 2023

3,400	8,174	2,616	3,061	33 1/3% per year on January 31, 2022, 2023 and 2024

—	—	1,708	—	50% per year on August 12, 2022 and 2023

11,433	27,356	10,894	10,205	25% per year on January 28, 2022, 2023, 2024 and 2025

(2) The amounts in this column have been computed based on the closing price of our common stock of $75.35 on December 31, 2021, and include unvested dividend equivalent units as of that date. The actual value realized by the executive will depend on the market value of our common stock on the date that the awards vest and the actual number of shares that vest.

(3) These shares represent the maximum possible awards available on December 31, 2021 under our 2019 incentive plan based on total shareholder return during 2019 through 2021.

(4) These shares represent the maximum possible awards available on December 31, 2021 under our 2020 incentive plan based on total shareholder return during 2020 through 2022.

(5) These shares represent the maximum possible awards available on December 31, 2021 under our 2021 incentive plan based on total shareholder return during 2021 through 2023.

See “Compensation on Termination of Employment.”

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| Executive Compensation

Options Exercises and Stock Vested in 2021

Our NEOs do not have any options outstanding and did not exercise any options in 2021. The following table sets forth information about the vesting of stock rights awards for our NEOs in 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)

Martin E. Stein, Jr.	55,307	$2,609,391

Lisa Palmer	30,471	$1,437,622

Michael J. Mas	7,159	$353,770

James D. Thompson	17,053	$804,572

Dan M. Chandler, III(3)	17,053	$804,572

(1) The shares in this column include dividend equivalents issued in shares at the same time that the underlying shares vested.

(2) The amounts in this column have been computed based on the closing price of our common stock on the vesting date.

(3) $57,731 of the value realized on vesting has been deferred by Mr. Chandler under our non-qualified deferred compensation plan.

Summary of Our Non-Qualified Deferred Compensation Plans

We do not have any defined benefit pension plans. However, we maintain two non-qualified deferred compensation plans that permit directors and a select group of management and other highly compensated employees designated by the Compensation Committee of our Board to defer compensation they receive from us, in accordance with procedures established by the committee under the plan. We also may make matching contributions to participant accounts, but to date have never done so. We established the second of the two plans in 2005 to comply with changes made at that time to the Internal Revenue Code, including the addition of Code Section 409A. Since establishment of the 2005 plan, we have required that all contributions be made under the 2005 plan since its establishment, but we continue to maintain the old plan for contributions made to it prior to establishment of the 2005 plan. The two plans are substantially the same, except for differences in the 2005 plan due to the changes to the Internal Revenue Code.

Deferral elections must be made before the calendar year to which they relate and remain effective for the entire calendar year. All types of compensation may be deferred under the 2005 plan other than compensation from the exercise of stock options (which we do not currently utilize) and base salary.

We maintain a separate account for each participant in each plan and credit the participant’s contributions to the account. Each account is adjusted for investment gains and losses determined by assuming that the account is invested, in the percentages designated by the participant, in hypothetical investment options offered under the plans, including shares of our common stock. These hypothetical investment options are the same options that we offer under our 401(k) and profit sharing plan to all eligible employees. However, participants in the deferred compensation plans have no right to require that the plan invest in the investments they designate. Rather, investment gains and losses on the hypothetical investment options serve as the method of measuring the total amount of our obligation to the participant under the plans. We also maintain a so-called rabbi trust to hold funds set aside under the plan, although the assets of the trust are subject to the claims of our creditors in the event of our insolvency or bankruptcy.

Participant contributions under the plans are fully vested upon contribution. Amounts deferred under the plans, as adjusted for earnings, are not subject to income tax until actually paid to the participant. Participants will receive distributions of their account balances on (1) death, (2) disability, (3) termination of employment (subject to any deferral required by Section 409A of the Internal Revenue Code), or (4) the date elected in advance by the participant. Payments to a participant can be made either in a lump sum payment on the applicable distribution date or in annual installments over two to ten years beginning on the applicable distribution date. We make distributions in cash, except for account balances deemed invested in our common stock, in which case, we make the distributions in shares.

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Executive Compensation |

The following table sets forth information about participation by our NEOs in our deferred compensation plans.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2021

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

Martin E. Stein, Jr.	—	—	$4,935,109	—	$11,761,546

Lisa Palmer	—	—	—	—	—

Michael J. Mas	—	—	—	—	—

James D. Thompson	—	—	$3,070,394	—	$23,399,447

Dan M. Chandler, III	$393,866	—	$341,823	$1,208,152	$1,541,519

(1) We have the right to make, but have never made, matching contributions.

(2) Earnings or losses on non-qualified deferred compensation do not appear in the summary compensation table because they are not deemed above market.

(3) Includes contributions from salary or incentives compensation reported in the summary compensation table in prior years’ proxy statements for the year earned to the extent the officer was a “named executive officer” for such proxy statement.

Compensation on Termination of Employment

Each of our NEOs had a severance and change of control agreement that was effective from January 1, 2021 through December 31, 2021 (referred to collectively as the “2021 contracts”), with the exception of Mr. Chandler whose contract terminated upon his resignation from the Company effective on March 26, 2021. The 2021 contracts, which expired on December 31, 2021, are no longer in effect.

In 2021, the Compensation Committee, after consultation with its advisors, recommended to the Board that the Company enter into new severance and change of control contracts with each of its NEOs, excluding Mr. Chandler, which are substantially similar to the 2021 contracts. The new agreements, which are dated as of January 1, 2022 (collectively or individually, the “Agreements”), automatically renew on January 1, 2023, and each January 1 thereafter, for an additional one-year term unless either party gives written notice of non-renewal at least 90 days before the end of the current term. The following describes the compensation that will be payable to our NEOs on termination of employment under these Agreements.

The severance benefits that the NEOs may receive if their employment terminates under certain conditions differ depending on whether a termination occurs (a) within a two year period following a Change of Control (as defined in the Agreement, with the two-year period following a Change of Control being referred to as the “Change of Control Period”), or (b) in the absence of a Change of Control or outside the Change of Control Period, in each case as described below. A Change of Control is defined generally as certain acquisitions of 30% or more of our stock, certain changes in a majority of the members of our Board, certain mergers and similar transactions resulting in a majority change in ownership of our stock, or the sale of all or substantially all our assets, or shareholder approval of a complete liquidation or dissolution.

If a NEO is terminated without “Cause” (as defined in the Agreement) or the NEO terminates his or her employment for “Good Reason” (also as defined in the Agreement), in either case absent a Change of Control or outside the Change of Control Period, then the NEO will receive a cash lump sum payment equal to the sum of (i) eighteen (18) months for Mr. Stein and Ms. Palmer, and twelve (12) months for Messrs. Mas and Thompson, respectively, of base salary, (ii) 150% (for Mr. Stein and Ms. Palmer) and 100% (for Messrs. Mas and Thompson), respectively, of the NEO’s average annual cash bonus, if any, paid with respect to the three full calendar years prior to termination of employment and (iii) the replacement cost of eighteen (18) months (for Mr. Stein and Ms. Palmer) and twelve (12) months (for Messrs. Mas and Thompson), respectively, of medical benefits, calculated as if such NEOs elected COBRA continuation coverage. Cause is defined generally as certain actions with respect to a felony, certain conduct constituting gross misconduct or gross negligence, certain breaches of the Agreement, certain conduct that could reasonably be expected to cause harm to our reputation, certain improper or violent conduct toward employees or third parties, certain breaches of law, policy or similar arrangements and certain failures to meet management expectations. Good Reason is defined generally as certain changes of duties, certain changes to compensation, certain mandatory relocations and certain other material breaches of the Agreement.

REGENCY CENTERS | 2022 PROXY STATEMENT | 45

| Executive Compensation

If, during the Change of Control Period, an NEO is terminated without Cause or the NEO terminates his or her employment for Good Reason, then the NEO will receive a cash lump sum payment equal to the sum of (i) twenty four (24) months of base salary, (ii) 200% of the NEO’s average annual cash bonus, if any, paid with respect to the three full calendar years prior to termination of employment, (iii) the replacement cost of twenty four (24) months of medical benefits, calculated as if such NEO elected COBRA continuation coverage, and (iv) a pro-rated portion of the NEO’s target annual bonus applicable to the year in which such termination occurred. If such severance payments, or any other payments made to a NEO in connection with a Change of Control, would be subject to the excise tax on “excess parachute payments” imposed by Section 4999 of the Internal Revenue Code, then the applicable NEO will either pay the excise tax or have his or her payments capped at a level so there would be no excise tax depending upon which option provides the NEO with the greatest benefit on an after-tax basis.

Pursuant to the Agreements, a NEO’s receipt of any severance benefits is expressly conditioned on the NEO executing, and not revoking, a release of claims against the Company and the Partnership. The Agreements also include a confidentiality covenant and a covenant prohibiting the NEO from soliciting employees and customers to leave the Company for one year after termination of employment.

Under the terms of the Company’s Omnibus Incentive Plan and award agreements entered into by each NEO and the Company, in the event of a termination without Cause or the NEO’s resignation for Good Reason that is not related to a Change of Control, the NEO’s unvested equity awards that vest solely on the basis of time will vest on a pro-rated basis and the NEO’s performance shares will be earned on a pro-rated basis based on the level of achievement as of such date of termination. Upon a qualifying termination of employment after a Change of Control, time-vesting awards would vest in full and performance shares would vest in full with performance deemed achieved at the greater of actual performance to-date or target, except when we or any surviving entity ceases to be a public company, in which case unvested equity awards are cashed out and performance shares are cashed out at their fair market value as of the date of the Change of Control with interest through the payment date.

If the NEO retires and provides specified advance notice before retiring, or if the NEO dies or terminates employment because of disability, all unvested stock rights awards that vest based on continued employment will vest immediately on the date of such retirement or termination. The NEO will remain eligible to receive performance shares awarded under our equity incentive plans before his or her retirement if the Company achieves the stated performance goals during the remainder of the performance period, as if the NEO had not retired. To qualify for these benefits on retirement, the NEO must retire after a specified age or with a combination of age plus years of service, depending on the benefit in question, as well as give us the required number of years of advance notice of retirement.

46 | REGENCY CENTERS | 2022 PROXY STATEMENT

Executive Compensation |

The following table illustrates the additional compensation that we estimate would have been payable to each of our NEOs who was employed on the last day of 2021 on termination of employment under each of the circumstances described above, assuming the termination occurred on December 31, 2021 and that the 2021 contracts were in effect on that date. The amounts shown are estimates and do not necessarily reflect the actual amounts that these individuals would receive on termination of employment.

ESTIMATED ADDITIONAL COMPENSATION TRIGGERED BY TERMINATION OF EMPLOYMENT

IF TERMINATED ON THE LAST BUSINESS DAY OF 2021(1)

Name	Salary and Cash Bonus (Multiple)		Salary and Cash Bonus(2)	Health Benefits(3)	Early Vesting of Stock Grants		Total

Termination by Regency Without Cause or by the Executive for Good Reason:

Martin E. Stein, Jr.	(1.5x	)	$2,450,820	$29,763	$5,867,956		$8,348,540

Lisa Palmer	(1.5x	)	$2,224,960	$15,083	$6,962,825		$9,202,869

Michael J. Mas	(1.0x	)	$786,366	$25,900	$2,058,053		$2,870,319

James D. Thompson	(1.0x	)	$944,440	$19,842	$2,887,045		$3,851,327

Qualifying Retirement, Death or Disability:

Martin E. Stein, Jr.	n/a		—	—	$1,117,727	(4)	$1,117,727	(4)

Lisa Palmer	n/a		—	—	$2,677,143	(4)	$2,677,143	(4)

Michael J. Mas	n/a		—	—	$1,327,347	(4)	$1,327,347	(4)

James D. Thompson	n/a		—	—	$1,210,471	(4)	$1,210,471	(4)

Change of Control and Qualifying Termination:

Martin E. Stein, Jr.	(2.0x	)	$3,267,760	$39,684	$8,445,269		$11,752,713

Lisa Palmer	(2.0x	)	$2,966,613	$20,111	$13,484,442		$16,471,167

Michael J. Mas	(2.0x	)	$1,572,733	$51,799	$4,604,825		$6,229,357

James D. Thompson	(2.0x	)	$1,888,880	$39,684	$5,225,631		$7,154,195

(1) The value of equity awards that vest early is based on the closing price of our common stock on December 31, 2021. The table does not include amounts payable under our non-qualified deferred compensation plans, which are described above under “Summary of Our Non-Qualified Deferred Compensation Plans.” Year-end accrued account balances under these plans are shown in the non-qualified deferred compensation table included elsewhere in this proxy statement. The table also does not include account balances under our 401(k) and profit sharing plan, in which our executives participate on the same basis as all other participants.

(2) Cash bonus has been computed based on cash incentive compensation paid in 2019, 2020 and 2021 (the three years preceding the date of termination).

(3) Medical, dental and vision insurance payments have been estimated based on current COBRA rates.

(4) The amounts shown do not include performance shares that would vest in 2022, 2023 or 2024 to the extent that we achieve the stated performance goals for those years.

REGENCY CENTERS | 2022 PROXY STATEMENT | 47

| Audit Committee Report

Audit Committee Report

The Audit Committee assists the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of its charter can be found on the Company’s website at www.regencycenters.com. The directors who serve on the Audit Committee have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the Nasdaq Stock Market listing standards applicable to Audit Committee members. The Board of Directors has determined that each of Thomas G. Wattles, C. Ronald Blankenship, Deirdre J. Evens, Thomas J. Furphy, Karin M. Klein and Peter D. Linneman are Audit Committee financial experts as defined by the rules of the Securities and Exchange Commission. The Board of Directors has determined that none of the Audit Committee members has a relationship with the Company that may interfere with the member’s independence from the Company and its management.

Management is responsible for the Company’s internal controls and financial reporting process. The Audit Committee met with management, KPMG LLP, the Company’s independent registered public accounting firm and internal auditors eight times during the year to consider and discuss the adequacy of the Company’s internal controls and the objectivity of its financial reporting. In addition, the Audit Committee was on call as needed by management and KPMG LLP to meet with or discuss any issues arising during the course of the year. At the end of each quarterly meeting, the Audit Committee met privately with both KPMG LLP and the internal auditors, each of whom has unrestricted access to the Audit Committee.

The Audit Committee has extensively reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

The Audit Committee supervises the relationship between the Company and its independent registered public accounting firm, including making decisions about their appointment or removal, reviewing the scope of their audit services, approving non-audit services, approving the lead partner selection, approving the fees for their services, and confirming their independence. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, “Communications with Audit Committees,” including the quality of the Company’s accounting principles, reasonableness of significant judgments, the clarity of disclosures in the financial statements and critical audit matters addressed during their audit. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independent registered public accounting firm’s independence. KPMG LLP has served as the Company’s independent registered public accounting firm since 1993.

In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of the Company’s internal controls over financial reporting and disclosure controls and procedures. As part of this process, the Audit Committee continues to monitor the scope and adequacy of the Company’s internal auditing program, review staffing levels and steps taken to maintain the effectiveness of internal procedures and controls, and oversees the implementation of the internal audit plan.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Regency’s annual report on Form 10-K for the year ended December 31, 2021.

Submitted by the Audit Committee of the Board of Directors:

Thomas G. Wattles, Chair	Deirdre J. Evens	Karin M. Klein
C. Ronald Blankenship	Thomas W. Furphy	Peter D. Linneman

48 | REGENCY CENTERS | 2022 PROXY STATEMENT

Proposal Three: Ratification of Appointment of KPMG LLP |

Proposal Three: Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm

Our Board of Directors has selected the firm of KPMG LLP to serve as our independent registered public accounting firm for the current fiscal year ending December 31, 2022. KPMG LLP has served as our auditors since 1993. The Company and KPMG rotate KPMG’s lead audit engagement partner no less frequently than every five years. For this fiscal year ending December 31, 2022, the KPMG lead audit engagement partner for the Company is in his second year in that role.

As part of its oversight responsibility, the Audit Committee, at least annually, evaluates the independent registered public accounting firm’s qualifications, performance and independence and reports its conclusions to the Board. This evaluation was considered when deciding whether or not to reappoint KPMG LLP for the year ended December 31, 2022. Based upon this review, our Board of Directors believes it is in the best interest of our Company and shareholders to retain KPMG LLP and has unanimously directed that the appointment of the independent registered public accounting firm be submitted for ratification by our shareholders at the Annual Meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be provided the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our articles of incorporation or bylaws. However, the Board of Directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. In such event, the Audit Committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the Audit Committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and us.

All decisions regarding selection of independent registered public accounting firms and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission. There are no exceptions to the policy of securing pre-approval of the Audit Committee for any service provided by our independent registered public accounting firm.

The following table provides information relating to the fees billed or expected to be billed to Regency by KPMG LLP for the years ended December 31, 2021 and 2020:

	2021	2020

Audit fees(1)(2)	$1,993,625	$1,970,000

Audit-related fees	$—	$—

Tax fees(3)(4)	$368,286	$343,326

All other fees	$—	$—

(1) Current year amounts include actual and estimated fees.

(2) Audit fees consists of fees for professional services for the audit of our consolidated financial statements (Regency Centers Corporation and Regency Centers, L.P. (collectively, the “Company”)) included in our annual report on Form 10-K and review of our condensed financial information included in our quarterly filings on Form 10-Q, including all services required to comply with the standards of the Public Company Accounting Oversight Board (United States), and fees associated with performing the integrated audit of internal controls over financial reporting (Sarbanes-Oxley Section 404 work), as well as fees for services associated with comfort letters, reviews of documents filed with the SEC, and of consents on SEC registration statements.

(3) The Audit Committee discussed these services with KPMG LLP and determined that these services would not impair KPMG LLP’s independence.

(4) Consists of fees for tax consultation and tax compliance services.

Our Board of Directors recommends that the shareholders vote “FOR” the proposal to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2022.

REGENCY CENTERS | 2022 PROXY STATEMENT | 49

| Beneficial Ownership

Beneficial Ownership

Beneficial Ownership of Principal Shareholders

The following table shows each person known to us to be the beneficial owner of more than 5% of our common stock. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. The percent of class shown below is based upon shares outstanding as of March 10, 2022.

Name(1)	Number of Shares Owned		Percent of Class

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	26,126,855	(2)	15.25%

Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	17,851,008	(3)	10.42%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,670,922	(4)	10.31%

Norges Bank P.O. Box 1179 Sentrum NO 0107 Oslo Norway	16,179,323	(5)	9.44%

State Street Corporation One Lincoln Street Boston, MA 02111	11,060,758	(6)	6.45%

(1) Information presented in this table and related notes has been obtained from reports filed by the beneficial owner with the SEC.

(2) Information is as of December 31, 2021 and is based on a report on Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group, Inc. According to the information provided in the Schedule 13G, The Vanguard Group, Inc. has shared voting power over 430,573 shares, sole dispositive power over 25,304,917 shares and shared dispositive power over 821,938 shares.

(3) Information is as of December 31, 2021 and is based on a report on Schedule 13G filed with the SEC on February 11, 2022 by Capital World Investors. According to the information provided in the Schedule 13G, Capital World Investors has sole voting power over 17,851,008 shares and sole dispositive power over 17,851,008 shares.

(4) Information is as of December 31, 2021 and is based on a report on Schedule 13G filed with the SEC on January 27, 2022 by BlackRock, Inc. According to the information provided in the Schedule 13G, BlackRock, Inc. has sole voting power over 15,146,179 shares and sole dispositive power over 17,670,922 shares.

(5) Information is as of December 31, 2020 and is based on a report on Schedule 13G filed with the SEC on January 26, 2021 by Norges Bank. According to the information provided in the Schedule 13G, Norges Bank has sole voting power over 16,179,323 shares and sole dispositive power over 16,179,323 shares.

(6) Information is as of December 31, 2021 and is based on a report on Schedule 13G filed with the SEC on February 11, 2022 by State Street Corporation. According to the information provided in the Schedule 13G, State Street Corporation has shared voting power over 9,007,921 shares and shared dispositive power over 11,033,280 shares.

50 | REGENCY CENTERS | 2022 PROXY STATEMENT

Beneficial Ownership |

Beneficial Ownership of Directors and Executive Officers

The following table shows information relating to the beneficial ownership of our common stock as of March 10, 2022, of each director and nominee, each of the executive officers named in the summary compensation table included in this proxy statement, and all directors, nominees and executive officers as a group. As of March 10, 2022, we had 171,372,553 shares of common stock of Regency Centers Corporation issued and outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by directors, nominees or executive officers.

Name	Number of Shares Owned(1)		Right to Acquire(2)	Percent of Class

Martin E. Stein, Jr.	970,011	(3)	—		*

Joseph F. Azrack	14,902		2,053		*

Bryce Blair	22,802		2,053		*

C. Ronald Blankenship	86,058		2,215		*

Deirdre J. Evens	8,759		2,053		*

Thomas W. Furphy	4,179		2,053		*

Karin M. Klein	8,376		2,053		*

Peter D. Linneman	39,520		2,053		*

David P. O’Connor	22,012		2,053		*

Lisa Palmer	74,089		—		*

James H. Simmons, II	—		2,053

Thomas G. Wattles	48,464		2,053		*

Michael J. Mas	23,062		—		*

James D. Thompson	37,567	(4)	—		*

All directors, nominees and executive officers as a group (a total of 14 persons)	1,359,802		20,692	1.0%

* Less than one percent

(1) Excludes shares that may be acquired by directors or executive officers through the vesting of restricted stock or stock rights awards or stock option exercises.

(2) Shares that can be acquired through the vesting of stock rights awards within 60 days after the date of this proxy statement.

(3) Includes 158,759 shares held in Regency’s non-qualified deferred compensation plan and 1,001 shares held in Regency’s Dividend Reinvestment Plan. Also includes the following shares over which Mr. Stein is deemed to have shared voting and investment power:

◾	160,263 shares held by The Regency Group, Inc. All of the outstanding stock of The Regency Group, Inc. is owned by Mr. Stein and members of his family.
◾	325,382 shares held by The Regency Group II and Regency Square II. Mr. Stein is a general partner of both partnerships.
◾	4,000 shares held for the benefit of Mr. Stein by the Wellhouse Trust. Mr. Stein has investment power with respect to such shares.
◾	24,201 shares held in grantor retained annuity trusts of which Mr. Stein is the trustee and his children are the beneficiaries.

(4) Includes 1,222 shares held in a trust for which Mr. Thompson is the co-trustee and 11,771 held by his spouse.

REGENCY CENTERS | 2022 PROXY STATEMENT | 51

| Shareholder Proposals and Communications with the Board of Directors

Shareholder Proposals and Communications with the Board of Directors

Shareholder Proposals

Shareholders who wish to make a proposal to be included in our proxy statement and form of proxy relating to our 2023 annual meeting or who wish to present a proposal at our 2023 annual meeting, must provide a written copy of their proposal to our Secretary at our office at One Independent Drive, Suite 114, Jacksonville, Florida 32202 no later than November 18, 2022 (which is 120 calendar days prior to the anniversary of this year’s mailing date). Proposals must comply with the proxy rules relating to shareholder proposals to be included in our proxy materials. Notice to us of a shareholder proposal will be considered untimely if received by us after November 18, 2022 and the proposal will not be brought before the meeting. To ensure prompt receipt by us, proposals should be sent certified mail, return receipt requested.

Shareholder Recommendations for Potential Director Nominees

Shareholders who wish to nominate a director nominee for election to our Board at our 2023 annual meeting must comply with the requirements of Section 240.14a-8 of the SEC Rules and send us notice of such nominations at our principal executive offices no later than November 18, 2022. Nominations will be considered untimely if received by us after November 18, 2022 and will not be brought before the 2023 annual meeting. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder Nomination for Director.”

To be eligible for proxy access (as described under “Director Candidate Nominations Through Proxy Access” on page 19), shareholders need to comply with the notice, disclosure, eligibility and other requirements described in Section 3.18 of our bylaws, which are available on our website at www.regencycenters.com.

Communication with the Board

Interested parties who wish to communicate with the Board of Directors or with a particular director, including our independent Lead Director, may send a letter to the Secretary at our offices at One Independent Drive, Suite 114, Jacksonville, Florida 32202. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

* * * * * * * * *

The reports of the Audit Committee and the Compensation Committee included elsewhere in this proxy statement do not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports by reference in another filing.

52 | REGENCY CENTERS | 2022 PROXY STATEMENT

Frequently Asked Questions Regarding Our Annual Meeting |

Frequently Asked Questions Regarding Our Annual Meeting

Q: Why did I receive these materials?

Our Board of Directors is soliciting proxies for our 2022 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on the record date, March 10, 2022, and that entitles you to vote at our annual meeting of shareholders, which will be held virtually on April 29, 2022 at 8:00 am E.T., via live webcast, at www.virtualshareholdermeeting.com/REG2022. By use of a proxy, you can vote regardless if you participate in the Annual Meeting or not. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

Q: What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our shareholders.

Q: Who is entitled to vote?

Holders of common stock as of the close of business on the record date, March 10, 2022, will receive notice of, and be eligible to vote before or during the virtual meeting. At the close of business on the record date, we had outstanding and entitled to vote 171,372,553 shares of common stock.

Q: How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Q: Who can participate in the Annual Meeting?

Persons with evidence of stock ownership as of the record date can participate in the virtual meeting by visiting www.virtualshareholdermeeting.com/REG2022. You will need the 16-digit control number included on your notice or in your proxy card.

Only shareholders with a valid control number will be allowed to ask questions. Additional information regarding shareholder questions and participation, rules, procedures and technical support can be viewed seven days prior to the meeting at www.virtualshareholdermeeting.com/REG2022.

Q: What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

Q: What vote is required to approve each item?

In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee. In uncontested elections, directors are elected by a majority of the votes cast at the meeting. Votes cast includes votes against but exclude abstentions and broker non-votes with respect to a nominee’s election. Our bylaws provide that the current term for a director in an uncontested election who does not receive the vote of the majority of the votes cast with respect to such director’s election shall expire on the date that is the earlier of (i) 90 days from the date on which the voting results are determined or (ii) the date on which an individual is selected by the Board of Directors to fill the office held by such director.

REGENCY CENTERS | 2022 PROXY STATEMENT | 53

| Frequently Asked Questions Regarding Our Annual Meeting

For the advisory resolution on executive compensation and the ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for fiscal year 2022, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Abstentions are not considered votes cast and will have no effect on whether these proposals are approved or nominees elected.

The advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our executive compensation program.

The ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for fiscal 2022 will be approved if the votes cast “FOR” the proposal exceeds the votes cast “AGAINST” the proposal.

If you hold your shares in street name, your broker, bank or other nominee is permitted to vote your shares on the ratification of the appointment of KPMG LLP as our independent registered public accountants without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of any of the proposals.

Q: Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Q: How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote by proxy without participating in the meeting or via electronic means during the virtual meeting at www.virtualshareholdermeeting.com/REG2022. We urge you to vote by proxy even if you plan to participate in the virtual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. Our Board of Directors has designated Martin E. Stein, Jr., Lisa Palmer, Michael J. Mas and each or any of them, as proxies to vote the shares of common stock solicited on its behalf. You can vote by proxy by any of the following methods.

Voting by Telephone or Through the Internet. If you are a registered shareholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., eastern daylight time, on April 28, 2022. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for the Annual Meeting to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. You must either direct the bank, broker or other nominee as to how to vote your shares. Please refer to the voter instruction cards used by your bank, broker or other nominee for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted with respect to any proposal other than the ratification of our auditors. The Board and management do not intend to present any matters at this time at the Annual Meeting other than those outlined in the notice of the Annual Meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

54 | REGENCY CENTERS | 2022 PROXY STATEMENT

Frequently Asked Questions Regarding Our Annual Meeting |

Q: Can I change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the Secretary of the Company or mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by participating in the meeting. In either case, the powers of the proxy holders will be suspended if you participate in the meeting and so request, although participation in the meeting will not by itself revoke a previously granted proxy.

Q: How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Q: If I previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive shareholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future. You can help us achieve a substantial reduction in our printing and mailing costs by choosing to receive shareholder materials by means other than mail. If you choose to receive your proxy materials by accessing the

Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet.

If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

Q: How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Shareholders can access our 2022 proxy statement, our annual report on Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investors page of our website at www.regencycenters.com.

The content of our website is not incorporated by reference into this proxy statement or in any other report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or single set of Annual Meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date.

We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and annual reports for your household, please write to Joni Bonnell at the address specified in this section.

If you elected to receive our shareholder materials via the Internet or via electronic delivery, you may request paper copies, without charge, by written request addressed to the address set forth in this section.

REGENCY CENTERS | 2022 PROXY STATEMENT | 55

| Frequently Asked Questions Regarding Our Annual Meeting

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future shareholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Regency Centers Corporation

Attn: Joni Bonnell

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7761

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

Q: What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Q: Where can I find the voting results of the Annual Meeting?

The Company will announce the preliminary voting results at the annual meeting and release the final results in a Form 8-K filed with the U.S. Securities and Exchange Commission within four business days following the annual meeting.

Q: Where can I find a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

56 | REGENCY CENTERS | 2022 PROXY STATEMENT

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Defined Terms

In addition to the required GAAP presentations, the Company uses certain non-GAAP performance measures, as it believes these measures improve the understanding of the Company’s operational results. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

◾

Core Operating Earnings is an additional performance measure used by Regency because the computation of Nareit FFO includes certain non-comparable items that affect the Company’s period-over-period performance. Core Operating Earnings excludes from Nareit FFO: (i) transaction related income or expenses (ii) gains or losses from the early extinguishment of debt; (iii) certain non-cash components of earnings derived from above and below market rent amortization, straight-line rents, and amortization of mark to-market of debt adjustments; and (iv) other amounts as they occur. The Company provides reconciliations of Net Income Attributable to Common Stockholders to Nareit FFO to Core Operating Earnings.

◾

Development Completion is a property in development that is deemed complete upon the earlier of: (i) 90% of total estimated net development costs have been incurred and percent leased equals or exceeds 95%, or (ii) the property features at least two years of anchor operations. Once deemed complete, the property is termed a Retail Operating Property the following calendar year.

◾	Fixed Charge Coverage Ratio is calculated as Operating EBITDAre divided by the sum of the gross interest and scheduled mortgage principal paid to our lenders.
◾

Nareit EBITDAre is a measure of REIT performance, which the Nareit defines as net income computed in accordance with GAAP, excluding (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) gains on sales of real estate, (v) impairments of real estate, and (vi) adjustments to reflect the Company’s share of unconsolidated partnerships and joint ventures. We provide a reconciliation of Net Income to Nareit EBITDAre.

◾

Nareit Funds From Operations (“Nareit FFO”) Nareit FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“Nareit”) defines as net income, computed in accordance with GAAP, excluding gains on sales and impairments of real estate, net of tax, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes Nareit FFO for all periods presented in accordance with Nareit’s definition in effect during that period. Companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since Nareit FFO excludes depreciation and amortization and gains on sale and impairments of real estate, it provides a performance measure that, when compared year over year, reflects the impact on operations from trends in percent leased, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, Nareit FFO is a supplemental non-GAAP financial measure of the Company’s operating performance, which does not represent cash generated from operating activities in accordance with GAAP; and, therefore, should not be considered a substitute measure of cash flows from operations. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to Nareit FFO.

◾

Net Operating Income (“NOI”) is the sum of base rent, percentage rent, recoveries from tenants, other lease income, and other property income, less operating and maintenance expenses, real estate taxes, ground rent, and uncollectible lease income. NOI excludes straight-line rental income and expense, above and below market rent and ground rent amortization, tenant lease inducement amortization, and other fees. The Company also provides disclosure of NOI excluding termination fees, which excludes both termination fee income and expenses. The Company believes NOI provides useful information to investors to measure the operating performance of its portfolio of companies. The Company provides a reconciliation of Net Income Attributable to Common Stockholders to pro-rata NOI.

◾

A Non-Same Property is defined as, during either calendar year period being compared, a property acquired, sold, a Property in Development, a Development Completion, or a property under, or being positioned for, significant redevelopment that distorts comparability between periods. Non-retail properties and corporate activities, including the captive insurance program, are part of Non-Same Property.

◾

Operating EBITDAre begins with Nareit EBITDAre and excludes certain non-cash components of earnings derived from above and below market rent amortization and straight-line rents. The Company provides reconciliations of Net Income to Nareit EBITDAre to Operating EBITDAre.

REGENCY CENTERS | 2022 PROXY STATEMENT | A-1

| Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

◾	Property In Development includes properties in various stages of ground-up development.
◾

Property In Redevelopment is a retail operating property under redevelopment or being positioned for redevelopment. Unless otherwise indicated, a Property in Redevelopment is included in the Same Property Pool.

◾	Pro Rata information includes 100% of our consolidated properties plus our economic share (based on our ownership interest) in our unconsolidated real estate investment partnerships.
◾

Redevelopment Completion is a property in redevelopment that is deemed complete upon the earlier of (i) 90% of total estimated project costs have been incurred and percent leased equals or exceeds 95% for the company owned GLA related to the project, or (ii) the property features at least two years of anchor operations.

◾	Retail Operating Property is any retail property not termed a Property in Development. A retail property is any property where the majority of the income is generated from retail uses.
◾

Same Property information includes Retail Operating Properties that were owned and operated for the entirety of both calendar year periods being compared. This term excludes Property in Development, prior year Development Completions, and Non-Same Properties. Properties in Redevelopment are included unless otherwise indicated.

◾

Same Property NOI is provided because we believe the measure provides investors with additional information regarding the operating performances of comparable assets. Same Property NOI excludes all development, non-same property and corporate level revenues and expenses. The Company also provides disclosure of NOI excluding terminate fees, which excludes both terminate fee income and expense.

A-2 | REGENCY CENTERS | 2022 PROXY STATEMENT

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Reconciliation of Net Income Attributable to Common Stockholders to Nareit FFO and Core Operating Earnings (in thousands)

For the Periods Ended December 31, 2021 and 2020

	2021	2020

Reconciliation of Net Income to Nareit FFO:

Net Income Attributable to Common Stockholders	$361,411	$44,889

Adjustments to reconcile to Nareit Funds From Operations(1):

Depreciation and amortization (excluding FF&E)	330,364	375,865

Goodwill impairment	—	132,128

Gain on sale of real estate, net of tax	(100,499)	(69,879)

Provision for impairment of real estate	95,815	18,778

Exchangeable operating partnership units	1,615	203

Nareit Funds From Operations	$688,706	$501,984

Reconciliation of Nareit FFO to Core Operating Earnings:

Nareit Funds From Operations	$688,706	$501,984

Adjustments to reconcile to Core Operating Earnings(1):

Early extinguishment of debt	—	22,043

Promote income	(13,589)	—

Straight line rent	(13,534)	(15,605)

Uncollectible straight line rent	(5,965)	39,255

Above/below market rent amortization, net	(23,889)	(41,293)

Debt premium/discount amortization	(565)	(1,233)

Core Operating Earnings	$631,164	$505,151

Net Income Attributable to Common Stockholders per Share (Diluted)	$2.12	$0.26

Weighted Average Shares For Earnings per Share (Diluted)	170,694	169,460

Nareit FFO per Share (Diluted)	$4.02	$2.95

Core Operating Earnings per Share (Diluted)	$3.68	$2.97

Weighted Average Shares For Nareit FFO and Core Operating Earnings per Share (Diluted)	171,456	170,225

(1) Includes Regency’s consolidated entities and its Pro-rata share of unconsolidated co-investment partnerships, net of Pro-rata share attributable to noncontrolling interests.

REGENCY CENTERS | 2022 PROXY STATEMENT | A-3

| Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures

Reconciliation of Net Income Attributable to Common Stockholders to Pro-Rata Same Property NOI (in thousands)

For the Periods Ended December 31, 2021 and 2020

	2021	2020

Net Income attributable to common stockholders	$361,411	$44,889

Less:

Management, transaction, and other fees	(40,337)	(26,501)

Other(1)	(46,860)	(25,912)

Plus:

Depreciation and amortization	303,331	345,900

General and administrative	78,218	75,001

Other operating expense	5,751	12,642

Other expense	132,977	256,407

Equity in income of investments in real estate excluded from NOI(2)	53,119	59,726

Net income attributable to noncontrolling interests	4,877	2,428

NOI	852,487	744,580

Less non-same property NOI(3)	(3,314)	(11,472)

Same Property NOI	$849,173	$733,108

% change	15.8%

Same Property NOI without Termination Fees	$842,727	$725,358

% change	16.2%

Same Property NOI without Termination Fees or Redevelopments	$752,604	$648,348

% change	16.1%

(1) Includes straight-line rental income and expense, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.

(2) Includes non-NOI income and expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, interest expense, and real estate gains and impairments.

(3) Includes revenues and expenses attributable to Non-Same Properties, Projects in Development, corporate activities, and noncontrolling interests.

A-4 | REGENCY CENTERS | 2022 PROXY STATEMENT

Appendix A—Definitions and Reconciliations of GAAP and Non-GAAP Financial Measures |

Reconciliation of Net Income to Nareit EBITDAre and Operating EBITDAre (in thousands)

For the Periods Ended December 31, 2021 and 2020

	2021	2020

Reconciliation of Net Income to Nareit EBITDAre:

Net Income	$366,288	47,317

Adjustments to reconcile to Nareit EBITDAre(1):

Interest expense	166,043	181,043

Income tax (benefit) expense	943	(357)

Depreciation and amortization	335,424	380,408

Gain on sale of real estate	(100,499)	(69,879)

Provision from impairment of real estate	95,815	18,778

Goodwill impairment	—	132,128

Nareit EBITDAre	$864,014	689,438

Reconciliation of Nareit EBITDAre to Operating EBITDAre:

Nareit EBITDAre	$864,014	689,438

Adjustments to reconcile to Operating EBITDAre(1):

Transaction Income (JV Promote)	(13,589)	—

Early extinguishment of debt	—	22,043

Straight line rent, net	(19,579)	(23,546)

Above/below market rent amortization, net	(23,958)	(41,379)

Operating EBITDAre	$806,888	693,648

(1) Includes Regency’s consolidated entities and its pro-rata share of unconsolidated co-investment partnerships.

REGENCY CENTERS | 2022 PROXY STATEMENT | A-5

REGENCY CENTERS CORPORATION ONE INDEPENDENT DRIVE, SUITE 114 JACKSONVILLE, FL 32202 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/REG2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Martin E. Stein, Jr. For Against Abstain 1b. Bryce Blair 1k. Thomas G. Wattles 1c. C. Ronald Blankenship The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 1d. Deirdre J. Evens 2. Adoption of an advisory resolution approving executive compensation for fiscal year 2021. 1e. Thomas W. Furphy 3. Ratification of appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. 1f. Karin M. Klein 1g. Peter D. Linneman NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1h. David P. O’Connor 1i. Lisa Palmer 1j. James H. Simmons, III Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000532537_1 R1.0.0.24 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com REGENCY CENTERS CORPORATION Annual Meeting of Shareholders April 29, 2022 8:00 AM, EDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Martin E. Stein, Jr., Lisa Palmer, Michael J. Mas and each or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of REGENCY CENTERS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 8:00 AM, EDT on April 29, 2022, via live webcast at www.virtualshareholdermeeting.com/REG2022 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. 0000532537_2 R1.0.0.24 Continued and to be signed on reverse side